Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

by and among

GLOBALSTAR, INC.

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

8.00% Convertible Senior Notes due 2028

Dated as of May 20, 2013

Supplemental to Indenture for Senior Debt Securities

Dated as of April 15, 2008

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ARTICLE VIII.
PURCHASE AT THE OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE; PURCHASE AT THE OPTION OF HOLDERS		28
Section 8.01	Purchase at the Option of the Holder upon a Fundamental Change	28
Section 8.02	Purchase of Securities at the Option of the Holder	30
Section 8.03	Further Conditions and Procedures for Purchase at the Option of the Holder upon a Fundamental Change and Purchase of Securities at the Option of the Holder	32
Section 8.04	Purchase of Securities in Open Market	34

ARTICLE IX.
CONVERSION		35
Section 9.01	Conversion of Securities	35
Section 9.02	Conversion Procedures	35
Section 9.03	Settlement upon Conversion	36
Section 9.04	Adjustments to Base Conversion Rate	37
Section 9.05	Adjustment to Common Stock Delivered Upon Make Whole Fundamental Change	45
Section 9.06	Adjustment to Number of Shares of Common Stock Delivered upon Conversion	47
Section 9.07	Fractional Shares	47
Section 9.08	Notice of Adjustment	48
Section 9.09	Notice of Certain Transactions	48
Section 9.10	Effect of Recapitalizations, Reclassifications, and Changes of Common Stock	48
Section 9.11	Responsibility of Trustee and Conversion Agent	49
Section 9.12	Stockholder Rights Plan	50
Section 9.13	Taxes on Conversion	50
Section 9.14	Certain Covenants of the Company	50
Section 9.15	Exercise Limitations; Holder’s Restrictions	51
Section 9.16	Conversion Agent	51

ARTICLE X.
MISCELLANEOUS		53
Section 10.01	No Defeasance	53
Section 10.02	Notices, Etc	53
Section 10.03	Communication by Holders with other Holders	53
Section 10.04	Rules by Trustee, Paying Agent and Registrar	54
Section 10.05	Legal Holidays	54
Section 10.06	Governing Law	54
Section 10.07	Incorporators, Shareholders, Officers and Directors of the Company Exempt from Individual Liability	54
Section 10.08	Successors and Assigns	54
Section 10.09	Multiple Originals	54
Section 10.10	Conflict with Trust Indenture Act	54
Section 10.11	Effect of Headings and Table of Contents	54
Section 10.12	Separability Clause	54
Section 10.13	Benefits of the Fourth Supplemental Indenture	55
Section 10.14	Calculations	55
Section 10.15	Ratification and Incorporation of Original Indenture	55
Section 10.16	Trustee and Conversion Agent	55

Schedule A – Fundamental Change
Schedule B – Fundamental Change Make-Whole Amount
Exhibit A - Form of Securities
Exhibit B - Form of Guaranty Agreement

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FOURTH SUPPLEMENTAL INDENTURE dated as of May 20, 2013, between Globalstar, Inc., a Delaware corporation (herein called the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s 8.00% Convertible Senior Notes due 2028 (the “Securities”).

WITNESSETH

WHEREAS, this Fourth Supplemental Indenture is supplemental to the Original Indenture; and

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issue of the Securities, in an aggregate principal amount not to exceed $54,611,000 (excluding any Additional Securities) to be issued in partial exchange for the Company’s 5.75% Convertible Senior Notes due 2028, and in order to provide the terms and conditions upon which the Securities are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture; and

WHEREAS, pursuant to Section 3.1 of the Original Indenture, the Company may establish one or more series of Securities (as such term is defined in the Original Indenture) from time to time as authorized by a supplemental indenture, of which the Securities shall be one such series; and

WHEREAS, the Form of Security, the certificate of authentication to be borne by each Security, the Assignment Form, the Form of Conversion Notice, the Form of Fundamental Change Purchase Notice and the Form of Purchase Notice to be borne by the Securities are to be substantially in the forms attached hereto in Exhibit A; and

WHEREAS, all acts and things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in the Indenture provided, the valid, binding and legal obligations of the Company, and to constitute these presents a valid agreement according to its terms, have been done and performed, and the execution of this Fourth Supplemental Indenture and the issue hereunder of the Securities have in all respects been duly authorized.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH: That in order to declare the terms and conditions upon which the Securities are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Securities by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

ARTICLE I.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Scope of Fourth Supplemental Indenture. The changes, modifications and supplements to the Original Indenture affected by this Fourth Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Securities, which shall initially be limited to $54,611,000 aggregate principal amount Outstanding (excluding any Additional Securities) and which may be issued from time to time, and shall not apply to any other Securities (as defined in the Original Indenture) that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Fourth Supplemental Indenture shall supersede any corresponding or inconsistent provisions in the Original Indenture.

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Section 1.02         Definitions. The terms defined in this Section 1.02 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Fourth Supplemental Indenture and for purposes of the Original Indenture as it relates to the Securities shall have the respective meanings specified in this Section 1.02. Except as otherwise provided in this Fourth Supplemental Indenture, all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture. All other terms used in this Fourth Supplemental Indenture that are defined in the Trust Indenture Act or that are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in said Trust Indenture Act and in said Securities Act as in force at the date of the execution of this Fourth Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Fourth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Securities” means additional Securities issued under this Fourth Supplemental Indenture subsequent to the Issue Date in payment of PIK Interest.

“Additional Thermo Equity Investment” means the purchase by Thermo or one of its Affiliates on the Issue Date of 78,125,000 shares of Common Stock at a price of $0.32 per share. For purposes of clarity, Additional Thermo Equity Investment will not include any other shares of Common Stock or Convertible Securities purchased by Thermo or one of its Affiliates on the Issue Date.

“Adjusted Average” means:

(i)          with respect to any Relevant Period, the arithmetic average of Volume Weighted Average Prices of the Common Stock for each Trading Day during such period; provided, however, that if the Adjustment Date for any event that requires (or for any distribution which, but for the Company having provided for participation by Holders therein pursuant to Section 9.04(i), would have required) an adjustment to the Base Conversion Rate pursuant to Section 9.04 occurs during such period, the Volume Weighted Average Price for each Trading Day prior to the Adjustment Date for such event shall be adjusted by multiplying such Volume Weighted Average Price by the reciprocal of the fraction by which the Base Conversion Rate is so required (or would have been required) to be adjusted pursuant to Section 9.04 as a result of such event; or

(ii)         with respect to any Closing Sale Price Averaging Period, the arithmetic average of Closing Sale Prices of the Common Stock for each Trading Day during such period; provided, however, that if the Adjustment Date for any event that requires (or for any distribution which, but for the Company having provided for participation by Holders therein pursuant to Section 9.04(i), would have required) an adjustment to the Base Conversion Rate pursuant to Section 9.04 occurs during such period, the Closing Sale Price for each Trading Day prior to the Adjustment Date for such event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Base Conversion Rate is so required (or would have been required) to be adjusted pursuant to Section 9.04 as a result of such event.

“Adjustment Date” means, with respect to any distribution or other event that requires (or any distribution which, but for the Company having provided participation by Holder therein pursuant to Section 9.04(i), would have required) an adjustment to the Base Conversion Rate pursuant to Section 9.04, the date on which such adjustment is to become effective pursuant to Section 9.04.

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“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretation and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Premium” means, with respect to any Securities, at any time prior to the third anniversary of the Issue Date, the excess of (x) 32% of the principal amount of such Securities over (y) all Interest (other than any Special Interest) which has been paid with respect to such Securities.

“Attributable Indebtedness” means, on any date:

(a)          in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and

(b)          in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Conversion Price” at any time means a dollar amount equal to $1,000 divided by the Base Conversion Rate at such time, rounded to the nearest cent.

“Base Conversion Rate” shall initially be 1,250 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment as provided in Section 9.04 and Section 9.05.

“Beneficial Owner” shall mean, with respect to any security, any Person who is considered a beneficial owner of such security in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Capital Lease” means any lease of any property by the Company or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Company and its Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

1.          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more (or, if such person is Thermo, 70% or more) of the total voting power of all outstanding Voting Stock of the Company; or

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2.          the Company consolidates with, or merges with or into, another Person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person; provided, however, that any such transaction will not be a Change of Control if immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to the transaction, directly or indirectly, Voting Stock representing a majority of the total voting power of all outstanding Voting Stock of the Company, “beneficially own or owns” (as so determined), directly or indirectly, Voting Stock representing a majority of the total voting power of the outstanding Voting Stock of the surviving or transferee Person; or

3.          the first day on which the Continuing Directors cease for any reason to constitute a majority of the Board of Directors (defined without regard to the words “or any duly authorized committee of that board to which the powers of that board have been lawfully delegated” in such definition); or

4.          the adoption of a plan of liquidation or dissolution of the Company.

The number of shares of “outstanding Voting Stock of the Company” for purposes of clause (1) of the definition of Change of Control, shall include (without duplication) all shares of Common Stock that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

Notwithstanding the foregoing, an event or transaction described in clause (2) above will not constitute a Change of Control if at least 90% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the Change of Control consists of common stock and any associated rights listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States, or that will be so traded or quoted when issued or exchanged in connection with the transaction, and as a result of such transaction the Securities become convertible solely into such common stock, subject to the settlement provisions of Section 9.03 (including, but not limited to, the Company’s right to deliver cash in respect of all or a portion of the Conversion Shares).

“Close of Business” means 5:00 p.m. New York City time.

“Closing Sale Price” of the Common Stock (or any other securities on any date) means the last reported sale price per share (or if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock or such securities, as applicable, are listed for trading. If the Common Stock or the other security, as applicable, is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Sale Price will be the last quoted bid price for Common Stock or the other security, as applicable, in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If Common Stock or the other security, as applicable, is not so quoted, the Closing Sale Price will be the average of the mid-point of the last bid and ask prices for Common Stock or the other security, as applicable, on the relevant date from each of three nationally recognized independent investment banking firms selected by the Company for this purpose (which determination shall be conclusive and shall be evidenced by an Officer’s Certificate delivered to the Trustee).

“Closing Sale Price Averaging Period” means any period of 10 consecutive Trading Days over which Closing Sale Prices of Common Stock are to be averaged pursuant to “Y” in Section 9.04(c), “SPo” in Section 9.04(d) and Section 9.04(e), “MPO” in Section 9.04(d) or “SP1” in Section 9.04(f).

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“COFACE Agent” means BNP Paribas, as COFACE Agent under the COFACE Facility Agreement.

“COFACE Facility Agreement” means the COFACE Facility Agreement dated as of June 5, 2009 between the Company, BNP Paribas, Societe Generale, Natixis, Calyon, Credit Industriel et Commercial as mandated lead arrangers, the COFACE Agent, BNP Paribas as security agent and the lenders party thereto (as amended, modified or supplemented from time to time).

“COFACE Facility Existing Liens” means Liens existing on the COFACE Facility Initial Closing Date and set out in Schedule 17 of the COFACE Facility Agreement on such date.

“COFACE Facility Initial Closing Date” means June 19, 2009.

“COFACE Facility Obligations” means in each case, whether now in existence or hereafter arising:

(a)          the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the loans made pursuant to the COFACE Facility Agreement;

(b)          all Hedging Obligations; and

(c)          all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Company or any of its Subsidiaries to the COFACE Finance Parties, in each case under any COFACE Finance Documents or otherwise, with respect to any Loan direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, and whether or not evidenced by any note.

“COFACE Facility Obligor” means the Company, Thermo and each Subsidiary of the Company that guarantees any of the COFACE Facility Obligations.

“COFACE Facility Restructuring” means a restructuring of the COFACE Facility Obligations as defined in the Consent Agreement.

“COFACE Finance Documents” means the “Finance Documents” as such term is defined in the COFACE Facility Agreement.

“COFACE Finance Parties” means the “Finance Parties” as such term is defined in the COFACE Facility Agreement.

“Common Stock” means any Capital Stock of any class or series of the Company (including, on the Issue Date, (i) the class of Capital Stock of the Company designated in the Amended and Restated Certificate of Incorporation of the Company (as amended through September 24, 2009) as in effect on the Issue Date as “Common Stock” (the “Specified Common Stock”) and (ii) the class of Capital Stock of the Company designated therein as “Nonvoting Common Stock”) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 9.10, shares issuable upon conversion of Securities or delivered in accordance with the provisions of Sections 2.01(g), 3.06(c), 3.07, 9.05 or 9.06 shall include only shares of the Specified Common Stock or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

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“Consolidated” means, when used with reference to financial statement or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consent Agreement” means the Equity Commitment, Restructuring Support and Consent Agreement dated as of May 20, 2013 among the Company, its Domestic Subsidiaries, Thermo, the COFACE Agent and the lenders under the COFACE Facility Agreement, as in effect on the Issue Date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who was (a) a member of the Board of Directors on the date of this Fourth Supplemental Indenture or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election. Solely for purposes of this definition, the term “Board of Directors” shall be defined without regard to the words “or any duly authorized committee of that board to which the powers of that board have been lawfully delegated” in such definition.

“Conversion Agent” means the office or agency appointed by the Company where Securities may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.

“Conversion Reference Period” means:

1.	for Securities that are converted during the period beginning on, and including, March 1, 2028, and ending on the Close of Business on the Business Day immediately preceding the Stated Maturity for the payment of principal of the Securities, the 40 consecutive Trading Days beginning on, and including, the third Trading Day immediately following the Stated Maturity for the payment of principal of the Securities;

2.	for Securities that are converted after the Company has specified a Redemption Date, the 40 consecutive Trading Days beginning on, and including, the third Trading Day immediately following the Redemption Date; and

3.	in all other instances, the 40 consecutive Trading Days beginning on, and including, the third Trading Day immediately following the Conversion Date.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable, directly or indirectly, for Common Stock (other than Additional Securities issued as PIK Interest hereunder).

“Daily Conversion Rate” for any Trading Day means (a) if the Volume Weighted Average Price of the Common Stock on such Trading Day is less than or equal to the Base Conversion Price on such Trading Day, then the Daily Conversion Rate will mean the Base Conversion Rate, or (b) if the Volume Weighted Average Price of the Common Stock on such Trading Day is greater than the Base Conversion Price on such Trading Day, then the Daily Conversion Rate will be determined in accordance with the following formula:

BCR + [ (VWAP – BCP) x ISF]

VWAP

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where

BCR=	the Base Conversion Rate on such Trading Day;

VWAP=	the Volume Weighted Average Price per share of the Common Stock on such Trading Day;

BCP =	the Base Conversion Price on such Trading Day; and

ISF =	the Incremental Share Factor on such Trading Day.

Notwithstanding the foregoing, in no event will the Daily Conversion Rate exceed the Maximum Conversion Rate.

“Daily Share Amount” means, for each Trading Day of the applicable Conversion Reference Period, a number of shares of Common Stock (but in no event less than zero) equal to one-fortieth (1/40th) of the applicable Daily Conversion Rate.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company pursuant to the terms of this Fourth Supplemental Indenture.

“Ex-Dividend Date” means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Common Stock to its buyer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Financial Indebtedness” means, with respect to the Company and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)          all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)          all obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property or services, to the extent classified as debt in accordance with GAAP (including, without limitation, all obligations under non-competition, earn-out or similar agreements);

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(c)          the Attributable Indebtedness of the Company or any of its Subsidiaries with respect to the obligations of the Company or such Subsidiary in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)          all Financial Indebtedness of any third party secured by a Lien on any asset owned or being purchased by the Company or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or any of its Subsidiaries or is limited in recourse;

(e)          all Guarantee Obligations of the Company or any of its Subsidiaries;

(f)          all obligations, contingent or otherwise, of the Company or any of its Subsidiaries relative to the face amount of letters of credit, whether or not drawn, including without limitation, any banker’s acceptances issued for the account of the Company of any of its Subsidiaries;

(g)          all obligations of the Company or any of its Subsidiaries to redeem, repurchase exchange, decrease or otherwise make payments in respect of Capital Stock of such Person; and

(h)          all Net Hedging Obligations.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary, other than GCL Licensee LLC.

A “Fundamental Change” means the occurrence of a Change of Control or a Termination of Trading.

“Fundamental Change Make-Whole Amount” for any Fundamental Change Purchase Date or Redemption Date during a Fundamental Change Redemption Period shall mean an amount calculated as provided in Schedule B to this Fourth Supplemental Indenture.

“Fundamental Change Redemption Period” means, with respect to any Fundamental Change, the period (i) commencing on the date of the first public announcement of (or of an intention to effect) such Fundamental Change and (ii) ending on (and including) the Fundamental Change Purchase Date with respect to such Fundamental Change.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Company and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Company and its Subsidiaries.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under this Fourth Supplemental Indenture and the Securities pursuant to the Guaranty Agreement.

“Guarantee Obligations” means, with respect to the Company and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Financial Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person:

(a)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets goods, securities or services to take-or-pay, or to maintain financial statement condition or otherwise); or

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(b)          entered into for the purpose of assuring in any other manner the obligee of such Financial Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that, the term Guarantee Obligation shall not include endorsements for collection or deposit in the ordinary course of trading. The amount of any Guarantee Obligation shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the Person giving the Guarantee Obligation.

“Guarantors” means the Subsidiaries of the Company which are parties to the Guaranty Agreement.

“Guaranty Agreement” means a guaranty in the form of Exhibit B hereto executed by certain Subsidiaries of the Company to the Trustee with respect to the Securities and any joinder or supplement thereto.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Company under any Hedging Agreement with any Person approved by the COFACE Agent.

“Incremental Share Factor” means 375 shares of Common Stock per $1,000 principal amount of Securities, subject to the same proportional adjustment as the Base Conversion Rate in accordance with Section 9.04 and Section 9.05.

“Indenture” means the Original Indenture, as previously amended and supplemented, and as further amended and supplemented by this Fourth Supplemental Indenture and, if further amended or supplemented as herein provided, as so amended or supplemented.

“Interest” means all interest payable in cash on the Securities, all PIK Interest and any Special Interest, unless the context clearly requires otherwise. Any distribution pursuant to Sections 2.01(g), 3.06 (c) or 3.07, which distributions shall be in the nature of additional interest, shall not reduce the principal amount of the Securities or the amount of any Interest otherwise payable pursuant to the terms of this Fourth Supplemental Indenture and shall not be treated by the Company as a fee of any kind.

“Interest Payment Date” means April 1 and October 1 of each calendar year, beginning with, and including, October 1, 2013.

“Interest Rate Cap Agreement” means each interest rate cap agreement entered into by the Company in connection with the COFACE Facility Agreement.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

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“Issue Date” means May 20, 2013.

“Launch” means the disconnection of the lift-off plug of the SOYUZ launch vehicle, if such event follows the ignition of the first (strap-on boosters) and second (core stage) stage liquid engines of the launch vehicle.

“Launch Failure” has the meaning given to such term in the COFACE Facility Agreement.

“Lender” means:

(a)          any Original Lender; and

(b)          any bank, financial institution, trust, fund or other entity which has become a “Party” as defined in the COFACE Facility Agreement and in accordance with Clause 26 thereof, which in each case has not ceased to be a “Party” as defined in the COFACE Facility Agreement.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Fourth Supplemental Indenture, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by NASDAQ or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and the suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such Scheduled Trading Day.

“Maximum Conversion Rate” means 10,000 shares of Common Stock for each $1,000 principal amount of Securities, subject to the same proportional adjustment as the Base Conversion Rate in accordance with Section 9.04 (other than Section 9.04(b)) and Section 9.05.

“NASDAQ” means The NASDAQ Global Select Market.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Financial Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of such Person.

“Opening of Business” means 9:00 a.m. New York City time.

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“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either, directly or indirectly, Common Stock or Convertible Securities.

“Original Indenture” means the Indenture for Senior Debt Securities dated as of April 15, 2008 by and between the Company and the Trustee.

“Original Lenders” means BNP Paribas, Societe Generale, Credit Industriel et Commercial, Credit Agricole Corporate and Investment Bank (formerly Calyon) and Natixis.

“Original Securities” means the $54,610,659 aggregate principal amount of Securities issued on the Issue Date.

“PIK Interest” means the portion of an installment of Interest due on an Interest Payment Date in respect of Securities that is payable in Additional Securities as provided in Section 3.01 and the Securities.

“PIK Interest Rate” means 2.25% per annum.

“Regular Record Date” for the payment of Interest on the Securities, means the March 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on April 1 and September 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on October 1.

“Relevant Period” means each of the 2014 Adjustment Period, the 2015 Adjustment Period, the Interest Make Whole Period, the Special Redemption Period, the Special Distribution Period, any Lien Distribution Period, and any Special Conversion Pricing Period.

“Satellite” shall mean any single non-geostationary satellite, or group of substantially identical non-geostationary satellites, delivered or to be delivered by the Supplier to the Company pursuant to the Satellite Construction Contract and owned by, leased to or for which a contract to purchase has been entered into by, the Company or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for Launch or is in orbit (whether or not in operational service) and including any replacement satellite of the Company following a Launch Failure delivered or to be delivered by:

(a)          the Supplier to the Company pursuant to the Satellite Construction Contract; or

(b)          a French supplier (other than the Supplier) pursuant to an agreement entered into by the Company with such French supplier which is permitted by the COFACE Finance Documents.

“Satellite Construction Contract” means the satellite construction contract dated November 30, 2006 and made between the Company and the Supplier for the construction of forty eight (48) satellites, as amended and supplemented from time to time.

“Satellite Vendor Obligations” means the obligations of the Company or any of its Subsidiaries to any Satellite or Satellite launch vendor or Affiliate thereof for the procurement, construction, launch and insurance of all or part of one or more Satellites or Satellite launches for such Satellites or a ground or in orbit space intended for future use or associated improvements to the ground portion of the network of the Company and its Subsidiaries, provided that such obligations:

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(a)          are not evidenced by any promissory note; and

(b)          are not secured by any Lien on any asset or property of the Company or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day.

“Securities” has the meaning ascribed to it in the second introductory paragraph of this Fourth Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Custodian” means the custodian with respect to the Global Security (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Special Conversion Date” means the first Business Day after the last day of a Special Conversion Pricing Period.

“Special Conversion Pricing Period” means each of (x) the 20-Business Day period (the “First Special Conversion Pricing Period”) commencing on the first Business Day following the 30th day after the Issue Date and (y) the 20-Business Day period (the “Second Special Conversion Pricing Period”) commencing on the first Business Day after the nine-month anniversary of the Issue Date.

“Special Interest” has the meaning specified in Section 5.02.

“Specified Common Stock” has the meaning specified in the definition of Common Stock.

“Stated Maturity” means, with respect to the payment of principal of the Securities, April 1, 2028.

“Subsidiary” means, as to any Person, of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such Person is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the occurrence of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” in this Fourth Supplemental Indenture shall refer to those of the Company.

“Supplier” means Thales Alenia Space France, a French societe par actions simplifiee registered at the Registre du Commerce et des Societe of Toulouse under registration number 414 725 101, whose registered office is at 26, Avenue Jean Francois Champollion, 31100 Toulouse, France.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

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“Termination of Trading” will be deemed to have occurred if the Common Stock (or other common stock into which the Securities are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States.

“Termination Value” means, in respect of any one (1) or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements:

(a)          for any date on or after such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)          for any date prior to the date referenced in paragraph (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or an Affiliate of a Lender).

“Thermo” means Thermo Funding Company LLC and its successors and Affiliates; in addition, for the avoidance of doubt, in this Fourth Supplemental Indenture, James Monroe III and his Affiliates are “Affiliates” of Thermo.

“Trading Day” means a full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time (or such other times as may apply if the rules of NASDAQ or any stock exchange on which the Common Stock is listed change after the Issue Date)) on which (i) there is no Market Disruption Event and (ii) NASDAQ is open for trading, or, if the Common Stock is not listed on NASDAQ, any day on which the principal national securities exchange on which the Common Stock is listed is open for trading, or, if the Common Stock is not listed on a national securities exchange, any Business Day.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Volume Weighted Average Price” of the Common Stock on any Trading Day means such price per share as displayed on Bloomberg (or any successor service) page “GSAT US<equity>VAP” (or any equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., #New York City time, on such Trading Day; or, if such price is not available, the “Volume Weighted Average Price” means the market value per share of Common Stock on that day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

“Voting Stock” of any Person means all classes of the Capital Stock of such Person entitled to vote generally in the election of the board of directors, managers or trustees of such Person.

“Wholly-Owned” means, with respect to a Subsidiary, that all the shares of the Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one (1) or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Company).

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Section 1.03         Other Definitions.

Term	Defined in
“2014 Adjustment Period”	9.04(g)
“2015 Adjustment Period “	9.04(h)
“Additional Shares”	9.05(a)
“Agent Members”	2.06(a)
“Authentication Order”	3.06
“Business Combination”	9.10(a)
“Cash Percentage”	9.03(b)
“Company Notice”	8.03(a)
“Company Notice Date”	8.03(a)
“Conversion Date”	9.02(a)
“Conversion Obligation”	9.03(a)
“Conversion Shares”	9.03(a)
“Effective Date”	9.05(a)
“Fundamental Change Purchase Date”	8.01(a)
“Fundamental Change Purchase Notice”	8.01(c)
“Fundamental Change Purchase Price”	8.01(a)
“Global Security Legend”	2.03(a)
“Interest Make Whole Period”	9.06
“Make Whole Fundamental Change”	9.05(a)
“Make Whole Fundamental Change Notice”	9.05(a)
“Make Whole Premium”	9.05(a)
“Paying Agent”	2.04
“Purchase Date”	8.02(a)
“Purchase Notice”	8.02(a)(i)
“Purchase Price”	8.02(a)
“Redemption Price”	4.01(c)
“Registrar”	2.04
“Regular Redemption Price”	4.01(c)
“Settlement Date”	9.03(c)
“Special Distribution Period”	2.01(g)
“Special Redemption Period”	4.01(b)
“Special Redemption Price”	4.01(b)
“Spin-Off”	9.04(d)
“Stock Price”	9.05(b)
“Valuation Period”	9.04(d)

Section 1.04         Rules of Construction. In addition to the rules of construction set forth in Section 1.1 of the Original Indenture, unless the context otherwise requires:

(a)          “or” is not exclusive; and

(b)          the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP.

ARTICLE II.
THE SECURITIES

Section 2.01         Title; Amount and Issue of Securities; Principal and Interest. (a) The Securities shall be known and designated as the “8.00% Convertible Senior Notes due 2028” of the Company. The aggregate principal amount of Securities which may be authenticated and delivered under this Fourth Supplemental Indenture is initially limited to $54,611,000 except for Additional Securities issued in payment of PIK Interest in accordance herewith and Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Securities pursuant to Section 2.05, 4.03(b), 8.03, 9.02(b) hereof, or Sections 3.4, 3.5, 3.6, 6.14 or 11.7 of the Original Indenture.

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(b)          Subject to Section 5.2 of the Original Indenture, the Securities shall mature on April 1, 2028 unless earlier converted, redeemed or purchased in accordance with the provisions hereof.

(c)          Interest on the Securities shall accrue from and including the date specified on the face of such Securities until the principal thereof is paid or made available for payment. Interest shall be payable semiannually in arrears on April 1 and October 1 in each year, commencing October 1, 2013.

(d)          A Holder of any Security at the Close of Business on a Regular Record Date shall be entitled to receive Interest on such Security on the corresponding Interest Payment Date, notwithstanding the conversion of such Securities at any time after the Close of Business on such Regular Record Date. Securities surrendered for conversion during the period from the Close of Business on any Regular Record Date to 9:00 a.m., New York City time on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the Interest payable on such Securities. Notwithstanding the foregoing, no such payment of Interest need be made by any converting Holder (i) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, (ii) in connection with a conversion following the Regular Record Date preceding the Stated Maturity for the payment of principal of the Securities, (iii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, or (iv) to the extent of any overdue Interest existing at the time of conversion of the Security. Except as described above or in Section 9.03(e), no Interest on converted Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion, and delivery of shares of Common Stock, cash or the combination of cash and shares of Common Stock as the case may be, pursuant to Article IX hereunder, together with any cash payment for any fractional share, upon conversion will be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Securities and accrued and unpaid Interest to, but excluding, the related Conversion Date.

(e)          Principal of and Interest on Global Securities shall be payable to DTC in immediately available funds.

(f)          Principal of Definitive Securities shall be payable at the office of the Paying Agent, which initially will be an office or agency of the Trustee, or another office or agency maintained for such purpose, in the Borough of Manhattan, The City of New York, by the Company. Interest on Definitive Securities will be payable (i) to Holders holding an aggregate principal amount of $5.0 million or less, by check mailed to the Holders of these Securities and (ii) to Holders holding an aggregate principal amount of more than $5.0 million, either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to such Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

(g)          If the Base Conversion Rate is adjusted pursuant to Section 9.04(g)(y), then on May 1, 2014, the Company shall promptly distribute to the Holders of the Securities, pro rata, at the Company’s election (which election shall be communicated in writing to the Holders (with a copy to the Trustee) on April 1, 2014), either (x) an amount in cash equal to 25% of the then Outstanding aggregate principal amount of the Securities (excluding the principal amount of the Additional Securities issuable on April 1, 2014) or (y) a number of shares of Common Stock equal to 25% of the then Outstanding aggregate principal amount of the Securities (excluding the principal amount of the Additional Securities issuable on April 1, 2014) divided by the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day during the 30-day period ending on April 30, 2014 (the “Special Distribution Period”). This special distribution shall not reduce the Outstanding aggregate principal amount of the Securities or reduce the amount of any Interest otherwise payable on the Securities.

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Section 2.02         Form of Securities. (a) Except as otherwise provided pursuant to this Section 2.02, the Securities are issuable in fully registered form without coupons in substantially the form of Exhibit A hereto, with such applicable legends as are provided for in Section 2.03. The Securities are not issuable in bearer form. The terms and provisions contained in the form of Security shall constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b)          The Securities shall be issued initially in the form of one or more permanent Global Securities, with the applicable legends as provided in Section 2.03. Each Global Security shall be duly executed by the Company and authenticated and delivered by the Trustee in accordance with the provisions of the Indenture, and shall be registered in the name of DTC or its nominee and retained by the Trustee, as Securities Custodian, for credit to the accounts of the Agent Members holding the Securities evidenced thereby. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Securities Custodian, and of DTC or its nominee, as hereinafter provided.

Section 2.03         Legends. (a) Global Security Legend. Notwithstanding anything to the contrary provided in Article Two of the Original Indenture each Global Security shall bear the following legend (the “Global Security Legend”) on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO IN THE TERMS OF SECURITIES ATTACHED HERETO.”

(b)          Legend for Definitive Securities. Notwithstanding anything to the contrary provided in Article Two of the Original Indenture, each Definitive Security shall bear a legend substantially in the following form:

“THIS SECURITY WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL SECURITY UNLESS THE HOLDER OF THIS SECURITY, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD NO SECURITIES.”

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Section 2.04         Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”), which Registrar shall constitute a Security Registrar (as such term is defined in the Original Indenture), and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Company may have one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Fourth Supplemental Indenture, which shall incorporate the terms required by the Trust Indenture Act. The agreement shall implement the provisions of this Fourth Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.7 of the Original Indenture. The Company or any of its domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Securities. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or successor Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.05         General Provisions Relating to Transfer and Exchange. A Holder may transfer a Security only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of the Indenture. No such transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Securities Register.

In addition to the matters described in the 7th paragraph of Section 3.5 of the Original Indenture, neither the Company nor the Registrar shall be required to exchange or register a transfer of any Securities surrendered for conversion or, if a portion of any Security is surrendered for conversion, the portion thereof surrendered for conversion.

Section 2.06         Book-Entry Provisions for the Global Securities. (a) The Global Securities initially shall:

(i)	be registered in the name of DTC (or a nominee thereof);

(ii)	be delivered to the Trustee as Securities Custodian; and

(iii)	bear the Global Security Legend set forth in Section 2.03(a).

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Fourth Supplemental Indenture with respect to any Global Security held on their behalf by DTC, or the Trustee as the Securities Custodian, or under such Global Security, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and the Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

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(b)          The Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Fourth Supplemental Indenture or the Securities.

Section 2.07         Denominations of Securities. Notwithstanding any provision of the Indenture to the contrary, Securities may be issued in denominations of $1.00 and any integral multiple thereof (or, if Securities in the denomination of $1.00 or any integral multiple thereof are not DTC eligible, $1,000 and integral multiples thereof).

ARTICLE III.
COVENANTS

Section 3.01         Payment of Securities. The Company shall promptly pay the principal of and Interest on the Securities on the dates and in the manner provided in the Securities and in this Fourth Supplemental Indenture. Principal and Interest shall be considered paid on the date due if by 11:00 a.m. New York City time, on such date (i) the Trustee or the Paying Agent holds in accordance with this Fourth Supplemental Indenture immediately available funds sufficient to pay all principal and Interest (other than PIK Interest) then due and (ii) the Company shall have executed and delivered in accordance with Section 3.3 of the Original Indenture to each Holder of record Additional Securities in an aggregate principal amount equal to the integral multiple of $1.00 (or, if Securities in the denomination of $1.00 or any integral multiple thereof are not DTC eligible, $1,000) equal to or next higher than the amount of all PIK Interest then due to such Holder calculated at the PIK Interest Rate. At least five Business Days prior to each Interest Payment Date, the Company shall deliver to the Trustee a written direction (an “Authentication Order”) and Additional Securities in the requisite amount to pay PIK Interest on the upcoming Interest Payment Date, which Authentication Order shall specify the amount of Additional Securities constituting PIK Interest to be authenticated and the principal amount of any Global Security previously authenticated to be increased on such Interest Payment Date. Each Additional Security is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, the Original Indenture, this Fourth Supplemental Indenture and the Guarantee, and shall rank pari passu with and be subject to the same terms as all other Securities, except with respect to the issue date.

The Company shall pay Interest in cash on overdue principal at the rate of 10% per annum, and it shall pay Interest in cash on overdue installments of Interest at the same rate to the extent lawful. Any such interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

Section 3.02         Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Fourth Supplemental Indenture.

Section 3.03         Statement by Officer as to Default. The Company shall deliver to the Trustee, within 30 days after the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such events which would constitute an Event of Default or Default, its status and the action which the Company proposes to take with respect thereto.

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Section 3.04         Special Interest. If Special Interest is payable by the Company pursuant to Section 5.02, the Company shall deliver to the Trustee an Officer’s Certificate to that effect stating (i) the amount of such Special Interest that is payable and (ii) the date on which such Special Interest is payable. Unless and until a Responsible Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no Special Interest is payable. If the Company has paid Special Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 3.05         Reports by Company. (a) In addition to and notwithstanding the Company’s reporting obligations set forth in Section 7.4 of the Original Indenture, the Company shall deliver to the Trustee electronically (or otherwise in conformity with Section 1.6 of the Original Indenture), within 15 days after it is required to file the same with the SEC, copies of all annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company at any time is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Trustee all reports, if any, as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

(b)          Delivery of such reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance by the Company with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.06         Guarantees.

(a)          On or before December 31, 2013, but subject to the conditions set forth in Section 3.06 (b), the Company shall cause all of its Subsidiaries that guaranty the obligations under (i) the COFACE Facility Agreement (or any replacement thereof) or (ii) any Security (as such term is defined in the Original Indenture), to execute and deliver the Guaranty Agreement to the Trustee.

(b)          The Company’s obligations in Section 3.06(a) are subject to the conditions that, on the date the Guaranty Agreement is to be executed and delivered (i) the COFACE Facility Restructuring shall have been consummated, (ii) no Event of Default shall have occurred and be continuing under Section 23.1 of the COFACE Facility Agreement and (iii) Thermo shall not be in breach of any of its obligations under Section 2 of the Consent Agreement or the corresponding provisions of the definitive documentation for the COFACE Facility Restructuring. The Trustee shall have no duty, responsibility, liability or obligation to determine or monitor if the conditions have been satisfied and/or whether the Guaranty Agreement should be executed and delivered.

(c)          If the Guaranty Agreement is not executed and delivered on or before December 31, 2013 as provided in Section 3.06(a), the Company shall on or before January 2, 2014 issue to the Holders of the Securities pro rata a number of shares of Common Stock equal to the quotient derived by dividing (x) $3,590,200 by (y) $0.32. This distribution of shares of Common Stock shall not reduce the aggregate principal amount of the Outstanding Securities or reduce the amount of any Interest otherwise payable on the Securities. If the Guaranty Agreement is not executed and delivered on or before December 31, 2013, and, at any time thereafter the conditions set forth in clause (b) above are satisfied, the Company shall cause all of its Subsidiaries that guaranty the obligations under (i) the COFACE Facility Agreement (or any replacement thereof) or (ii) any Security (as such term is defined in the Original Indenture), to execute and deliver the Guaranty Agreement to the Trustee at that time.

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(d)          If the Guaranty Agreement has been executed and delivered, the Company shall (i) notify the Trustee in writing within ten (10) days of the creation or acquisition of any Domestic Subsidiary or any Subsidiary which is not a Domestic Subsidiary becoming a guarantor of the obligations under the (x) the COFACE Facility Agreement or (y) any Security (as such term is defined in the Original Indenture), and (ii) if the conditions set forth in Section 3.06 (b) are then satisfied, within twenty (20) days of such notification, cause such Person to become a Guarantor under the Guaranty Agreement and deliver to the Trustee documentation that demonstrates that such Domestic Subsidiary is a Guarantor.

(e)          In connection with the execution and delivery of the Guaranty Agreement, the Company shall deliver to the Trustee, and the Trustee shall be entitled to rely upon, a request of the Company that the Trustee execute and deliver such documents and an Officer’s Certificate and an Opinion of Counsel, each stating that (i) all conditions precedent provided in the Indenture to the execution and delivery of the Guaranty Agreement have been complied with and (ii) the execution and delivery of the Guaranty Agreement is authorized and permitted by the Indenture. No consent of the Holders shall be required in connection with the execution and delivery of the Guaranty Agreement.

(f)          By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee to execute and deliver the Guaranty Agreement substantially in the forms attached to this Fourth Supplemental Indenture, in accordance with the terms of this Fourth Supplemental Indenture.

Section 3.07         Limitation on Liens. The Company shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)          Liens for the benefit of the COFACE Finance Parties under the COFACE Finance Documents;

(b)          COFACE Facility Existing Liens;

(c)          Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)          the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of trading:

(i)          which are not overdue for a period of more than ninety (90) days; or

(ii)         which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)          Liens consisting of deposits or pledges made in the ordinary course of trading in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(f)          Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of trading;

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(g)          Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which:

(i)          were not created in contemplation of or in connection with such event; and

(ii)         do not extend to or cover any other property or assets of the Company or any Subsidiary of the Company and its Subsidiaries incurred in connection with Capital Leases and/or purchase money Financial Indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed twenty five million Dollars (US$25,000,000) on any date of determination;

(h)          Liens securing Financial Indebtedness of an acquired asset; provided that:

(i)          such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset;

(ii)         such Liens do not at any time encumber any property other than the property financed by such Financial Indebtedness;

(iii)        the amount of Financial Indebtedness secured thereby is not increased; and

(iv)        the principal amount of Financial Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)          Liens securing Financial Indebtedness of Foreign Subsidiaries, not to exceed in the aggregate at any time outstanding two million dollars (US$2,000,000), provided that such liens do not at any time encumber any property other than that of the applicable Foreign Subsidiary obliged with respect to such Financial Indebtedness;

(j)          Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of trading;

(k)         Liens incurred or deposits made in the ordinary course of trading in connection with workers’ compensation, unemployment insurance and other types of social security;

(l)          rights of banks to set-off deposits against debts owed to such banks;

(m)        Liens upon specific items of inventory or other goods and proceeds of the Company and its Subsidiaries securing their obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, storage or shipment of such inventory or other goods;

(n)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)         Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or one of its Subsidiaries relating to such property or assets;

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(p)         Liens on assets that are the subject of a sale and leaseback transaction;

(q)         Liens securing Satellite Vendor Obligations, provided that such Lien does not attach or encumber any asset or property of the Company or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation;

(r)          Liens securing Financial Indebtedness incurred in connection with the Interest Rate Cap Agreement or any Hedging Agreement required pursuant to the COFACE Facility Agreement;

(s)         Liens not otherwise permitted under this Fourth Supplemental Indenture securing obligations not at any time exceeding in aggregate five million Dollars (US$5,000,000); or

(t)          Liens otherwise approved by the COFACE Agent in writing;

provided, that, notwithstanding any other provision of this Section 3.07, if the Company or any Subsidiary creates, incurs, or assumes any Lien which is junior to the most senior Lien securing the COFACE Facility on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired that secures any Financial Indebtedness (other than any Lien pursuant to a restructuring of the COFACE Facility in which neither Thermo nor any of its Affiliates participates as a secured lender), the Company shall promptly distribute to the Holders of the Securities pro rata (without such distribution resulting in any reduction of the aggregate principal amount of the Outstanding Securities or reducing the amount of any Interest otherwise payable on the Securities) an aggregate number of shares of Common Stock equal to the quotient derived by dividing (x) $3,590,200 by (y) the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the 30-day period ending on the last Business Day before the creation, incurrence or assumption of such Lien.

Section 3.08         Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Fourth Supplemental Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.09         Notice to Trustee. If the Company delivers Common Stock or other securities to the Holders pursuant to the terms of this Fourth Supplemental Indenture, it shall promptly thereafter notify the Trustee in writing.

ARTICLE IV.
REDEMPTION OF SECURITIES

Section 4.01         Optional Redemption.

(a)          Subject to Section 4.01(b), prior to April 1, 2018, the Securities shall not be redeemable at the Company’s option.

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(b)          On December 10, 2013, subject to the terms and conditions of this Article IV and Article Eleven of the Original Indenture (except as otherwise provided herein), if the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the 30-day period ending November 29, 2013 (the “Special Redemption Period”) is less than $0.20 (adjusted as of any date the Base Conversion Rate of the Securities is adjusted pursuant to any provision of Section 9.04 other than Section 9.04(b) by the same proportional adjustment as the Stock Prices are thereupon adjusted as specified in Section 9.05(c)) the Company may, at its option, redeem entirely for cash (with no amount of Interest being payable in Additional Securities) all or part of the Securities, at a price (the “Special Redemption Price”) equal to (i) 100% of the principal amount of the Securities to be redeemed plus (ii) the excess of (x) 32% of the principal amount of the Securities to be redeemed over (y) all Interest (other than any Special Interest) which has been paid with respect to the Securities to be redeemed plus (iii) if the applicable Redemption Date occurs during a Fundamental Change Redemption Period, the Fundamental Change Make-Whole Amount for such Redemption Date. If the Company elects to redeem Securities pursuant to this Section 4.01(b), it shall notify the Trustee and the Holders of the Securities in writing of such election on December 2, 2013, which notices shall specify the Redemption Date (which shall be December 10, 2013), the Base Conversion Rate, the principal amount of the Securities to be redeemed and the Special Redemption Price.

(c)          On and after April 1, 2018, subject to the terms and conditions of this Article IV and Article Eleven of the Original Indenture, the Company may, at its option, redeem entirely for cash (with no amount of Interest being payable in Additional Securities) at any time as a whole, or from time to time in part, the Securities, at a price (the “Regular Redemption Price”, and together with the Special Redemption Price, as applicable, the “Redemption Price”) equal to (i) 100% of the principal amount of Securities to be redeemed plus (ii) accrued and unpaid Interest to, but excluding, the Redemption Date; plus (iii) if the applicable Redemption Date occurs during a Fundamental Change Redemption Period, the Fundamental Change Make-Whole Amount for such Redemption Date; provided that if the Redemption Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Redemption Price shall not include accrued and unpaid Interest, if any, due on such Interest Payment Date; instead, the Company shall pay such accrued and unpaid Interest, if any, so due on such Interest Payment Date to the Holder of record at the Close of Business on such Regular Record Date. If the Company elects to redeem Securities pursuant to this Section 4.01(c), it shall notify the Trustee and the Holders in writing of such election in accordance with the terms of the Original Indenture, which notice shall specify the Redemption Date, the Base Conversion Rate, the principal amount of Securities to be redeemed and the Redemption Price.

(d)          The Company shall not redeem any of the Securities on any date if the principal amount of the Securities has been accelerated, and the acceleration has not been rescinded on or prior to such date.

(e)          The Securities are not subject to redemption through the operation of any sinking fund.

Section 4.02        Selection by Trustee of Securities to Be Redeemed. If any Securities selected for partial redemption are thereafter surrendered for conversion in part before termination of the conversion right with respect to the portion of the Securities so selected, the converted portion of such Securities shall be deemed (so far as may be), solely for purposes of determining the aggregate principal amount of Securities to be redeemed by the Company, to be the portion selected for redemption. Securities which have been converted during a selection of Securities to be redeemed may be treated by the Trustee as Outstanding for the purpose of such selection. Nothing in this Section 4.02 or Section 11.3 of the Original Indenture shall affect the right of any Holder to convert any Securities pursuant to Article IX before the termination of the conversion right with respect thereto.

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Section 4.03         Notice of Redemption. The Company shall notify the Trustee and each Holder of Securities to be redeemed in the manner provided in Section 11.4 of the Original Indenture (except that in the case of any redemption pursuant to Section 4.01(b), the 15-day notice period of Section 11.2 of the Original Indenture shall not apply and the minimum 30-day notice period of Section 11.4 of the Original Indenture shall be shortened to five days). If the Company requests the Trustee to give the notice to the Holders in the name of the Company, the Company shall deliver such request to the Trustee at least five Business Days prior to the last date for the giving of notice of such redemption to the Holders. In addition to those matters set forth in Section 11.4 of the Original Indenture, a notice of redemption sent to the Holder shall state:

(a)          the then current Base Conversion Rate and provide a statement that the Securities called for redemption may be converted at any time before the Close of Business on the Business Day immediately prior to the Redemption Date, and that Holders who wish to convert Securities must comply with the relevant procedures;

(b)          in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the Holder will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed;

(c)          that Securities called for redemption and not converted shall be redeemed on the Redemption Date;

(d)          the Cash Percentage, if any, of the Daily Share Amount, with respect to any Security to be redeemed that is converted at any time before the Close of Business on the Business Day immediately prior to the Redemption Date;

(e)          the name and address of the Paying Agent and the Conversion Agent;

(f)          that Securities called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(g)          the CUSIP or ISIN number of the Securities.

ARTICLE V.
DEFAULTS AND REMEDIES

Section 5.01         Additional Events of Default.. In addition to those Events of Default set forth in Section 5.1 of the Original Indenture, the following events shall also be Events of Default with respect to the Securities:

(a)          failure by the Company to pay any principal or Applicable Premium on the Securities when due or to effect any distribution pursuant to Sections 2.01(g), 3.06(c) or 3.07 when due;

(b)          failure by the Company to comply with its obligation to convert the Securities into shares of Common Stock and/or cash in accordance with Article IX, or to deliver additional shares of Common Stock pursuant to Section 9.05 or 9.06, upon exercise of a Holder’s conversion right;

(c)          failure by the Company to (i) comply with any provision of Section 3.06, Article IV or Article VIII or (ii) pay the Redemption Price, Fundamental Change Purchase Price or Purchase Price for any Security when due;

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(d)          failure by the Company to provide to the Holders (i) a Company Notice upon the occurrence of a Fundamental Change pursuant to Section 8.01 or (ii) a Make Whole Fundamental Change Notice pursuant to Section 9.05(a), as applicable, in each case within the time required to provide such notice;

(e)          default by the Company or any Subsidiary in the payment of principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness of the Company or indebtedness of any Subsidiary for money borrowed in excess of $10.0 million in the aggregate, whether the indebtedness exists or shall hereafter be created, resulting in the indebtedness becoming or being declared due and payable, and the acceleration shall not have been rescinded or annulled within 30 days after written notice of the acceleration has been received by the Company or the Subsidiary from the Trustee (or has been received by the Company or the Subsidiary, as the case may be, and the Trustee from Holders of at least 25% in aggregate principal amount of the Outstanding Securities);

(f)          failure by the Company or any Subsidiary to pay final and non-appealable judgments, the aggregate uninsured portion of which is at least $10.0 million, if the judgments are not paid, discharged or fully bonded against within 60 days; and

(g)          breach by Thermo of any of its obligations under Section 2 of the Consent Agreement or the corresponding provisions of the definitive documentation for the COFACE Facility Restructuring.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Prior to the declaration of the acceleration of the Securities, the Holders of a majority in the aggregate principal amount of the Outstanding Securities may waive, on behalf of all of the Holders of the Securities, any Event of Default set forth in this Section 5.01 and its consequences, provided that any Event of Default arising under Section 5.01(a), 5.01(b), 5.01(c) or 5.01(d) may only be waived by all of the Holders so affected.

The Company will deliver to the Trustee, within 30 days after becoming aware of the occurrence of an Event of Default, written notice thereof.

The following two sentences shall apply to the Securities in substitution of the first paragraph of Section 5.2 of the Original Indenture. If an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities may declare the principal amount, together with any accrued and unpaid Interest thereon and the Applicable Premium, if any, of all the Securities to be due and payable immediately in cash (with no amount of Interest being payable in Additional Securities), by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, together with any accrued and unpaid Interest thereon and Applicable Premium, if any, shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (f) or (g) of Section 5.1 of the Original Indenture occurs, the principal amount, together with any accrued and unpaid Interest thereon (with no amount of Interest being payable in Additional Securities) and the Applicable Premium, if any, of all the Securities at the time Outstanding shall be due and payable immediately in cash without further action or notice.

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Section 5.02         Sole Remedy for Failure to Report.. Notwithstanding any other provision of the Indenture, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations under Section 3.05(a) and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of the Event of Default consist exclusively of the right to receive special interest in cash on the Securities at a rate equal to 0.50% per annum of the principal amount of the Securities (the “Special Interest”). The Special Interest shall be paid semi-annually in arrears, with the first semi-annual payment due on the first regular Interest Payment Date following the date on which the Special Interest began to accrue on any Securities. The Special Interest shall accrue on all Outstanding Securities from and including the date on which an Event of Default relating to a failure to comply with the provisions of Section 3.05(a) or a failure to comply with Section 314(a)(1) of the Trust Indenture Act shall first occur to, but not including, the 60th day thereafter (or any earlier date on which the Event of Default shall have been cured or waived). On such 60th day (or earlier, if the Event of Default relating to the failure to comply with Section 3.05(a) and failure to comply with Section 314(a)(1) of the Trust Indenture Act is cured or waived prior to such 60th day), the Special Interest shall cease to accrue and, if the Event of Default relating to the failure to comply with Section 3.05(a) and failure to comply with Section 314(a)(1) of the Trust Indenture Act shall not have been cured or waived prior to the 60th day, the Securities shall be subject to acceleration as provided in Section 5.2 of the Original Indenture. The provisions of this paragraph shall not affect the rights of Holders in the event of the occurrence of any other Event of Default. If the Company shall not elect to pay Special Interest upon an Event of Default resulting from the failure of the Company to comply with the provisions of Section 3.05(a) and for any failure by it to comply with Section 314(a)(1) of the Trust Indenture Act, the Securities shall immediately be subject to acceleration as provided in Section 5.2 of the Original Indenture.

If the Company shall elect to pay Special Interest in connection with an Event of Default relating to its failure to comply with the requirements of Section 3.05(a) and for any failure by it to comply with Section 314(a)(1) of the Trust Indenture Act, (1) the Company shall notify all Holders and the Trustee and Paying Agent of the election on or before the Close of Business on the date on which the Event of Default shall first occur, and (2) all references herein to Interest accrued or payable as of any date shall include any Special Interest accrued or payable as of such date as provided in this Section 5.02.

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ARTICLE VI.
DISCHARGE OF INDENTURE

Section 6.01         Discharge of Liability on Securities. Article Four of the Original Indenture shall not apply to the Securities. When (1) the Company shall deliver to the Trustee for cancellation all Securities theretofore authenticated (other than any Securities which have been mutilated, destroyed, lost or wrongfully taken and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) and not theretofore canceled, or (2) all the Securities not theretofore canceled or delivered to the Trustee for cancellation shall have (a) been deposited for conversion (after all related Conversion Reference Periods have elapsed) and the Company shall deliver to the Holders shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, sufficient to pay all amounts owing (with no amount of Interest owing being payable in Additional Securities) in respect of all Securities (other than any Securities which shall have been mutilated, destroyed, lost or wrongfully taken and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation or (b) become due and payable on the Stated Maturity for the payment of principal of the Securities, Purchase Date, Fundamental Change Purchase Date or Redemption Date, as applicable, and the Company shall deposit with the Trustee cash and shares of Common Stock, if any, as applicable, sufficient to pay all amounts owing in respect of all Securities (other than any Securities which shall have been mutilated, destroyed, lost or wrongfully taken and in lieu of or in substitution for which other Securities shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including the principal amount and Interest accrued and unpaid to such Stated Maturity for the payment of principal of the Securities, Purchase Date, Fundamental Change Purchase Date or Redemption Date, as the case may be, and if in either case (1) or (2) the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Fourth Supplemental Indenture with respect to the Securities shall cease to be of further effect (except as to (i) remaining rights of registration of transfer, substitution and exchange and conversion of Securities; (ii) rights hereunder of Holders to receive from the Trustee, solely from the amounts deposited with the Trustee, payments of the amounts then due, including Interest with respect to the Securities and the other rights, duties and obligations of Holders, as beneficiaries hereof solely with respect to the amounts, if any, so deposited with the Trustee; (iii) if cash and/or shares of Common Stock have been deposited with the Trustee pursuant to this Section 6.01, the obligations of the Trustee under this Section 6.01; and (iv) the rights and immunities of the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar under the Indenture with respect to the Securities, including, without limitation, the rights under Section 6.7 of the Original Indenture), and the Trustee, on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel as required by Section 6.03 and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Fourth Supplemental Indenture with respect to the Securities; however, the Company hereby agrees to reimburse the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar for any costs or expenses thereafter reasonably and properly incurred by the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar and to compensate the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar for any services thereafter reasonably and properly rendered by the Trustee, Authenticating Agent, Paying Agent, Conversion Agent and Registrar in connection with this Fourth Supplemental Indenture with respect to the Securities.

Section 6.02         Reinstatement. If the Trustee or the Paying Agent is unable to apply any money to the Holders entitled thereto by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture with respect to the Securities shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with the Indenture and the Securities to the Holders entitled thereto; provided, however, that if the Company make any payment of principal amount of or Interest on any Security following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money held by the Trustee or Paying Agent.

Section 6.03         Officer’s Certificate; Opinion of Counsel. Upon any application or demand by the Company to the Trustee to take any action under Section 6.01, the Company shall furnish to the Trustee an Officer’s Certificate or Opinion of Counsel, each stating that all conditions precedent, if any, provided for in this Fourth Supplemental Indenture and the Original Indenture relating to the satisfaction and discharge of this Fourth Supplemental Indenture have been complied with.

ARTICLE VII.
AMENDMENTS

Section 7.01         With Consent of Holders. In addition to the matters described in Section 9.2 of the Original Indenture, the Company and the Trustee may not, without the consent of each Holder of Outstanding Securities affected, amend or waive any portion of the Indenture, the Securities, or the Guaranty Agreement for one or more of the following purposes:

(a)          to reduce the Redemption Price, Purchase Price or Fundamental Change Purchase Price payable with respect to any of the Securities;

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(b)         to change the Company’s obligation to redeem any Security on a Redemption Date in a manner adverse to the Holder;

(c)         to change the Company’s obligation to purchase any Security at the option of a Holder pursuant to Section 8.02 in a manner adverse to the Holder;

(d)         to change the Company’s obligation to purchase any Security upon a Fundamental Change pursuant to Section 8.01 in a manner adverse to the Holder;

(e)         to modify the provisions of Section 9.06 in a manner adverse to the Holder; and

(f)          to impair the right of a Holder to convert any Security or reduce the amount of cash or the number of shares of Common Stock (or any other property) receivable upon conversion or deliverable pursuant to Section 2.01(g), 3.06(c), 3.07, 9.05 or 9.06.

Section 7.02         Without Consent of Holders. In addition to the matters described in Section 9.1 of the Original Indenture, the Company and the Trustee may amend or supplement the Indenture, the Securities, or the Guaranty Agreement without notice to or consent of any Holder of an Outstanding Security for one or more of the following purposes:

(a)          to cure any ambiguity, omission, defect or inconsistency in the Indenture, to correct or supplement any provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, so long as the interests of Holders of Securities are not adversely affected in any respect; and

(b)          to provide for conversion rights of Holders if any reclassification or change of Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s property and assets occurs or otherwise comply with the provisions of the Indenture in the event of a merger, consolidation or transfer, sale, conveyance, lease or other disposition of all or substantially all of the Company’s property and assets (including the provisions of Section 9.10 hereof and Article Eight of the Original Indenture).

ARTICLE VIII.
PURCHASE AT THE OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE; PURCHASE AT THE OPTION OF HOLDERS

Section 8.01         Purchase at the Option of the Holder upon a Fundamental Change.

(a)          If a Fundamental Change occurs, each Holder shall have the right, at such Holder’s option, to require the Company to purchase any or all of such Holder’s Securities on a date specified by the Company that is no later than 35 days, and no earlier than 20 days, after the date of the Company Notice of the occurrence of such Fundamental Change (the “Fundamental Change Purchase Date”); and the Company shall purchase such Securities at a price (the “Fundamental Change Purchase Price”), which shall be paid entirely for cash (with no amount of Interest being payable in Additional Securities), equal to 100% of the principal amount of the Securities to be purchased plus (i) the applicable Fundamental Change Make-Whole Amount, if any, and (ii) any accrued and unpaid Interest to, but excluding, the Fundamental Change Purchase Date, unless the Fundamental Change Purchase Date is between a Regular Record Date and the Interest Payment Date to which it relates, in which case the Fundamental Change Purchase Price shall equal 100% of the principal amount of Securities to be purchased plus (i) the applicable Fundamental Change Make Whole Amount, if any, and (ii) any accrued and unpaid Interest (other than accrued and unpaid Interest due on such Interest Payment Date), and such accrued and unpaid Interest so due on such Interest Payment Date shall be paid on such Interest Payment Date to the Holder of record on the corresponding Regular Record Date.

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(b)          The Company shall mail to all Holders and the Trustee a Company Notice upon the occurrence of a Fundamental Change and of the purchase right arising as a result thereof, including the information required by Section 8.03 hereof, on or before the 10th Business Day after the occurrence of such Fundamental Change.

(c)          For a Security to be so purchased at the option of the Holder pursuant to this Section 8.01, such Holder must (i) deliver to the Paying Agent a written notice of purchase (a “Fundamental Change Purchase Notice”) in the form entitled “Form of Fundamental Change Purchase Notice” attached to the Security duly completed, on or before the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, stating:

(A)         if the Securities are in the form of Definitive Securities, the certificate numbers of the Securities which the Holder shall deliver to be purchased;

(B)         the portion of the principal amount of the Securities that the Holder shall deliver to be purchased, which portion must be in an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder); and

(C)         that such Securities shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in Section 8.01 of this Fourth Supplemental Indenture.

The Holder shall deliver or book-entry transfer such Securities to the Paying Agent (together with all necessary endorsements) at the offices of the Paying Agent after delivery of the Fundamental Change Purchase Notice, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor; provided, however, that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 8.01 only if the Securities so delivered or transferred to the Paying Agent shall conform in all respects to the description thereof in the related Fundamental Change Purchase Notice.

If the Securities are in the form of Global Securities, the Fundamental Change Purchase Notice must comply with the appropriate Depositary procedures.

The Paying Agent shall promptly return to the respective Holders thereof any Securities (x) with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with this Fourth Supplemental Indenture, or (y) held by it during the continuance of an acceleration of the principal amount of the Securities (other than an acceleration in connection with an Event of Default resulting from a failure by the Company to pay the Fundamental Change Purchase Price with respect to such Securities) in which case, upon such return, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

(d)          The Company shall purchase from a Holder, pursuant to this Section 8.01, Securities if the principal amount of such Securities is in an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder) if so requested by such Holder.

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 8.01 shall have the right at any time prior to the Close of Business on the Business Day immediately prior to the Fundamental Change Purchase Date to withdraw such Fundamental Change Purchase Notice (in whole or in part) by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 8.03(b).

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The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

At or before 11:00 a.m. (New York City time) on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.3 of the Original Indenture) cash sufficient to pay the aggregate Fundamental Change Purchase Price of the Securities to be purchased pursuant to this Section 8.01. Payment by the Paying Agent of the Fundamental Change Purchase Price for such Securities shall be made promptly following the later of the Fundamental Change Purchase Date or the time of book-entry transfer or delivery of such Securities, together with necessary endorsements. If the Paying Agent holds, in accordance with the terms of this Fourth Supplemental Indenture, cash sufficient to pay the Fundamental Change Purchase Price of such Securities on the Fundamental Change Purchase Date, then, on and after such date, such Securities shall cease to be Outstanding and Interest on such Securities shall cease to accrue, whether or not book-entry transfer of such Securities is made or such Securities are delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Securities).

The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the payment of the Fundamental Change Purchase Price and shall notify the Trustee of any Default by the Company in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the cash held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to deliver all cash held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent shall have no further liability for the cash delivered to the Trustee.

Notwithstanding anything to the contrary in this Fourth Supplemental Indenture no Securities may be purchased by the Company pursuant to this Section 8.01 if the principal amount of the Securities has been accelerated (except in the case of an acceleration in connection with an Event of Default resulting from a failure by the Company to pay the Fundamental Change Purchase Price with respect to such Securities), and the acceleration has not been rescinded, on or prior to the relevant Fundamental Change Purchase Date.

Section 8.02         Purchase of Securities at the Option of the Holder. (a) A Holder shall have the right to require the Company to purchase all or any portion of its Securities on each of April 1, 2018 and April 1, 2023 (each, a “Purchase Date”), at a price (the “Purchase Price”) which shall be paid entirely in cash (with no amount of Interest being payable in Additional Securities), equal to 100% of the principal amount of the Securities to be purchased plus any accrued and unpaid Interest, if any, to, but excluding, the Purchase Date, unless the Purchase Date is between a Regular Record Date and the Interest Payment Date to which it relates, in which case the Purchase Price shall equal 100% of the principal amount of Securities to be purchased plus any accrued and unpaid Interest (other than accrued and unpaid Interest due on such Interest Payment Date) to, but excluding, the Purchase Date, and such accrued and unpaid Interest, if any, so due on such Interest Payment Date shall be paid on the Interest Payment Date to the Holder of record on the corresponding Regular Record Date, upon:

(i)          delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the Opening of Business on the date that is 20 Business Days prior to the relevant Purchase Date until the Close of Business on the Business Day immediately preceding such Purchase Date, stating:

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(A)         if the Securities are in the form of Definitive Securities, the certificate numbers of the Securities which the Holder will deliver to be purchased;

(B)         the portion of the principal amount of the Securities which the Holder will deliver to be purchased, which portion must be in an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder);

(C)         that such Securities shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in Section 8.02 of this Fourth Supplemental Indenture; and

(ii)         delivery or book-entry transfer of such Securities to the Paying Agent (together with all necessary endorsements) at the offices of the Paying Agent after delivery of the Purchase Notice, such delivery or transfer being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this Section 8.02 only if the Securities so delivered or transferred to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice.

If the Securities are in the form of Global Securities, the Purchase Notice must comply with the appropriate Depositary procedures.

The Paying Agent shall promptly return to the respective Holders thereof any Securities (x) with respect to which a Purchase Notice has been withdrawn in compliance with this Fourth Supplemental Indenture, or (y) held by it during the continuance of an acceleration of the principal amount of the Securities (other than an acceleration in connection with an Event of Default resulting from a failure by the Company to pay the Purchase Price with respect to such Securities) in which case, upon such return, the Purchase Notice with respect thereto shall be deemed to have been withdrawn.

(b)          The Company shall purchase from a Holder, pursuant to this Section 8.02, Securities if the principal amount of such Securities is in an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder) if so requested by such Holder.

(c)          Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 8.02 shall have the right at any time prior to the Close of Business on the Business Day immediately prior to the Purchase Date to withdraw such Purchase Notice (in whole or in part) by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 8.03(b).

(d)          The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

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(e)          At or before 11:00 a.m. (New York City time) on the Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.3 of the Original Indenture) cash sufficient to pay the aggregate Purchase Price of the Securities to be purchased pursuant to this Section 8.02. Payment by the Paying Agent of the Purchase Price for such Securities shall be made on the later of the Purchase Date or the time of book-entry transfer or delivery of such Securities, together with necessary endorsements. If the Paying Agent holds, in accordance with the terms of this Fourth Supplemental Indenture, cash sufficient to pay the Purchase Price of such Securities on the Purchase Date, then, on and after such date, such Securities shall cease to be Outstanding and Interest on such Securities shall cease to accrue, whether or not book-entry transfer of such Securities is made or such Securities are delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery or transfer of the Securities).

(f)          The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the payment of the Purchase Price and shall notify the Trustee of any default by the Company in making any such payment. If the Company or an affiliate of the Company acts as Paying Agent, it shall segregate the cash held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to deliver all cash held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent shall have no further liability for the cash delivered to the Trustee.

(g)          Notwithstanding anything to the contrary in this Fourth Supplemental Indenture, the Securities may not be purchased by the Company pursuant to this Section 8.02 if the principal amount of the Securities has been accelerated (except in the case of an acceleration in connection with an Event of Default resulting from a failure by the Company to pay the Purchase Price with respect to such Securities), and the acceleration has not been rescinded on or prior to the relevant Purchase Date.

Section 8.03         Further Conditions and Procedures for Purchase at the Option of the Holder upon a Fundamental Change and Purchase of Securities at the Option of the Holder. (a) Notice of Purchase Date or Fundamental Change. The Company shall send notices (each, a “Company Notice”) to the Holders, beneficial owners of the Securities as required by applicable law, the Trustee and the Paying Agent, not less than 20 Business Days prior to each Purchase Date, or on or before the 10th Business Day after the occurrence of the Fundamental Change, as the case may be (each such date of delivery, a “Company Notice Date”). Each Company Notice shall include a form of Purchase Notice or Fundamental Change Purchase Notice, as the case may be, to be completed by a Holder and shall state:

(i)          the applicable Purchase Price or Fundamental Change Purchase Price, as the case may be;

(ii)         the Base Conversion Rate at the time of such notice and any expected adjustments to the Base Conversion Rate;

(iii)        the applicable Purchase Date or Fundamental Change Purchase Date, as the case may be, and the last date on which a Holder may exercise its repurchase rights under Section 8.01 or Section 8.02, as applicable;

(iv)        the name and address of the Paying Agent and the Conversion Agent;

(v)         that Securities must be surrendered to the Paying Agent to collect payment of the Purchase Price or the Fundamental Change Purchase Price, as the case may be;

(vi)        that Securities as to which a Purchase Notice or a Fundamental Change Purchase Notice has been delivered may be surrendered for conversion only if the applicable Purchase Notice or Fundamental Change Purchase Notice, as the case may be, has been withdrawn in accordance with the terms of this Fourth Supplemental Indenture;

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(vii)        that the Purchase Price or the Fundamental Change Purchase Price for any Securities as to which a Purchase Notice or a Fundamental Change Purchase Notice, as applicable, has been given and not withdrawn shall be paid by the Paying Agent (A) in the case of the Purchase Price, on the later of (1) the Purchase Date and (2) the time of book-entry transfer or delivery of such Securities, (B) in the case of the Fundamental Change Purchase Price, promptly following the later of (1) the Fundamental Change Purchase Date and (2) the time of book-entry transfer or delivery of such Securities;

(viii)       the procedures the Holder must follow under Section 8.01 or 8.02, as applicable;

(ix)         that, unless the Company defaults in making payment of such Purchase Price or Fundamental Change Purchase Price on Securities for which any Purchase Notice or Fundamental Change Purchase Notice, as applicable, has been submitted, Interest will cease to accrue on and after the Purchase Date or Fundamental Change Purchase Date, as applicable;

(x)          the CUSIP or ISIN number of the Securities;

(xi)         the procedures for withdrawing a Purchase Notice or a Fundamental Change Purchase Notice, as the case may be; and

(xii)        in the case of a Company Notice pursuant to Section 8.01, the events causing a Fundamental Change and the effective date of the Fundamental Change;

Simultaneously with providing such Company Notice, the Company will publish a notice containing the information in such Company Notice in a newspaper of general circulation in The City of New York or publish such information on its then existing website or through such other public medium as it may use at the time.

At the Company’s request, made at least five Business Days prior to the date upon which such notice is to be mailed, and at the Company’s expense, the Trustee shall deliver the Company Notice in the Company’s name; provided, however, that, in all cases, the text of the Company Notice shall be prepared by the Company.

(b)          Upon receipt by the Company of the Purchase Notice or Fundamental Change Purchase Notice, as applicable, the Holder of the Securities, in respect of which such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Fundamental Change Purchase Notice is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Purchase Price or Fundamental Change Purchase Price with respect to such Securities. Such Purchase Price or Fundamental Change Purchase Price shall be paid by the Paying Agent to such Holder (x) in the case of the Purchase Price, on the later of (1) the Purchase Date with respect to such Securities (provided that the conditions in this Article VIII have been satisfied) and (2) the time of delivery or book-entry transfer of such Securities to the Paying Agent by the Holder thereof in the manner required by Section 8.02, and (y) in the case of the Fundamental Change Purchase Price, promptly following the later of (1) the Fundamental Change Purchase Date with respect to such Securities (provided that the conditions in this Article VIII have been satisfied) and (2) the time of delivery or book-entry transfer of such Securities to the Paying Agent by the Holder thereof in the manner required by Section 8.01. Securities in respect of which a Purchase Notice or Fundamental Change Purchase Notice, as the case may be, has been given by the Holder thereof may not be converted on or after the date of the delivery of such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, unless such Purchase Notice or Fundamental Change Purchase Notice, as the case may be, has first been validly withdrawn as specified in the following two paragraphs.

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A Purchase Notice or Fundamental Change Purchase Notice, as the case may be, may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent at any time prior to the Close of Business on the Business Day immediately prior to the Purchase Date or the Fundamental Change Purchase Date, as the case may be, to which it relates, specifying:

(i)          the principal amount of the Securities with respect to which such notice of withdrawal is being submitted, which must be an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder);

(ii)         if the Securities are in the form of Definitive Securities, the certificate numbers of the Securities in respect of which such notice of withdrawal is being submitted; and

(iii)        the principal amount, if any, of any Securities that remain subject to the original Purchase Notice or Fundamental Change Purchase Notice, as the case may be, and which has been or shall be delivered for purchase by the Company.

If the Securities are in the form of Global Securities, the withdrawal of the Purchase Notice or Fundamental Change Purchase Notice, as the case may be, must comply with the appropriate Depositary procedures.

(c)          Any Securities that are to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee or the Authenticating Agent shall authenticate in accordance with the provisions of the Indenture and deliver to the Holder of such Securities, without service charge, a new Security or Securities, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Securities so surrendered which is not purchased.

(d)          In connection with any offer to purchase Securities under Section 8.01 or Section 8.02, the Company shall, to the extent applicable, (a) comply with Rules 13e-4 and 14e-1 (and any successor provisions thereto) under the Exchange Act, if applicable; (b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, if applicable; and (c) otherwise comply with all applicable federal and state securities laws so as to permit the rights and obligations under Section 8.01 and Section 8.02 to be exercised in the time and in the manner specified in Section 8.01 or Section 8.02. To the extent any other provision of this Fourth Supplemental Indenture conflicts with any of the foregoing, the foregoing shall govern.

(e)          At least five Business Days before the Company Notice Date, the Company shall deliver an Officer’s Certificate to the Trustee specifying whether the Company desires the Trustee to deliver the Company Notice required by Section 8.03.

Section 8.04         Purchase of Securities in Open Market. The Company may purchase any or all of the Securities in the open market or by tender at any price or pursuant to private agreements. The Company shall surrender any Security purchased by the Company pursuant to this Article VIII to the Trustee for cancellation. Any Securities surrendered to the Trustee for cancellation may not be reissued or resold by the Company and will be canceled promptly in accordance with Section 3.9 of the Original Indenture.

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ARTICLE IX.
CONVERSION

Section 9.01         Conversion of Securities. (a) Subject to Section 9.15 and to the procedures for conversion set forth in this Article IX, a Holder may convert its Securities, in whole or in part (provided that the total principal amount of Securities converted is an authorized denomination (or the entire aggregate principal amount of the Securities held by such Holder)), during the period beginning on, and including, the date of this Fourth Supplemental Indenture and ending at the Close of Business on the Business Day immediately preceding the Stated Maturity for the payment of principal of the Securities into the consideration described in Section 9.03.

(b)          Securities in respect of which a Fundamental Change Purchase Notice or Purchase Notice has been delivered may not be surrendered for conversion pursuant to this Article IX prior to a valid withdrawal of such Fundamental Change Purchase Notice or Purchase Notice, in accordance with the provisions of Article VIII.

(c)          Provisions of this Fourth Supplemental Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

(d)          The Base Conversion Rate shall be adjusted in certain instances as described in Section 9.04 and Section 9.05.

Section 9.02         Conversion Procedures. (a) To convert a Security, a Holder must (i) complete and manually sign the conversion notice on the back of the Security (which shall be substantially in the form set forth in the form of Security attached as Exhibit A under the heading “Conversion Notice”) and deliver such notice to the Conversion Agent, (ii) surrender the Security to the Conversion Agent, (iii) if required by the Conversion Agent, furnish appropriate endorsements and transfer documents, (iv) if and as required by Section 9.03(e), pay an amount equal to the Interest payable on the next Interest Payment Date, (v) if required pursuant to Section 9.13, pay any applicable transfer or similar taxes, and (vi) if such Security is to be converted on any Special Conversion Date, (x) surrender the Security to the Conversion Agent during the related Special Conversion Pricing Period and (y) specify in the Conversion Notice such Holder’s election to convert such Security on such Special Conversion Date and the principal amount thereof to be so converted (which principal amount shall not exceed 15% of the aggregate principal amount of the Securities owned by such Holder on such Special Conversion Date). The “Conversion Date” with respect to a Security means the date on which the Holder of the Security has complied with all of the foregoing requirements to convert such Security or, as to the portion of any Security to be converted on any Special Conversion Date, the later of such date and such Special Conversion Date. Anything herein to the contrary notwithstanding, in the case of Global Securities, Securities may be surrendered in accordance with the rules and procedures of the Depositary, to the extent applicable, as in effect from time to time.

The Conversion Agent will, on the Holder’s behalf, convert the Securities into the consideration described in Section 9.03 (or, as to the portion of any Security to be converted on any Special Conversion Date, Section 9.06(b)). The Holder may obtain additional copies of the required form of the Conversion Notice from the Conversion Agent.

(b)          In the case of any Security which is converted in part only, upon such conversion the Company shall execute and the Trustee shall upon receipt of a Company Order (which the Company agrees to deliver promptly) authenticate and deliver to the Holder thereof, without service charge, a new Security or Securities of authorized denominations in an aggregate principal amount equal to, and in exchange for, the unconverted portion of the principal amount of such Security.

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Section 9.03         Settlement upon Conversion. (a) Holders surrendering Securities for conversion shall be entitled to receive, for each $1,000 principal amount of Securities surrendered for conversion, a number of shares of Common Stock (the “Conversion Shares”) equal to the sum of the Daily Share Amounts for each of the 40 consecutive Trading Days in the applicable Conversion Reference Period, subject to the Company’s right to deliver cash in lieu of all or a portion of such Conversion Shares as set forth in Section 9.03(b) (the amount so deliverable upon conversion of the Securities, the “Conversion Obligation”).

(b)          The Company may elect to pay cash to the Holders of Securities surrendered for conversion in lieu of all or a portion of the Conversion Shares otherwise issuable pursuant to Section 9.03. In such event, on any day prior to the first Trading Day of the applicable Conversion Reference Period, the Company may specify a percentage of the Daily Share Amount that will be settled in cash (the “Cash Percentage”). If the Company elects to specify a Cash Percentage, the amount of cash that the Company will deliver in respect of the Daily Share Amount for each Trading Day in the applicable Conversion Reference Period will equal the product of: (1) the Cash Percentage, (2) the Daily Share Amount for the Trading Day and (3) the Volume Weighted Average Price of the Common Stock on the Trading Day. The number of shares of Common Stock that the Company shall deliver in respect of the Daily Share Amount for each Trading Day in the applicable Conversion Reference Period will be the Daily Share Amount multiplied by a percentage calculated as 100% minus the Cash Percentage. If the Company does not specify a Cash Percentage by the start of the applicable Conversion Reference Period, the Company shall settle 100% of the Daily Share Amount for each Trading Day in the applicable Conversion Reference Period with shares of Common Stock; provided, however, that the Company shall pay cash in lieu of fractional shares otherwise issuable upon conversion of the Securities in accordance with Section 9.07.

(c)          Upon the conversion of a Security, the Company shall deliver the Daily Share Amount (or cash in lieu of all or a portion thereof) for each Trading Day in the relevant Conversion Reference Period determined in accordance with Section 9.03(a) and Section 9.03(b) which shall be owed by the Company in connection with such conversion on the third Trading Day immediately following such Trading Day (each such delivery date, a “Settlement Date”). Notwithstanding the foregoing, in the event that a Holder converts Securities “in connection with” a Make Whole Fundamental Change in which the consideration for the Common Stock is comprised entirely of cash, the Conversion Obligation and Daily Share Amount for each Trading Day in the relevant Conversion Reference Period will be calculated based solely on the Stock Price with respect to the transaction and will be deemed to be an amount equal to the Daily Conversion Rate (determined as described in the definition thereof and taking into account any adjustment thereto pursuant to Section 9.05 and substituting that Stock Price for the Volume Weighted Average Price) multiplied by the Stock Price. In that event, the relevant Daily Share Amount for each Trading Day in the relevant Conversion Reference Period shall be determined and paid to Holders in cash as promptly as practicable but in any event no later than the third Trading Day following the relevant Conversion Date.

(d)          A Holder shall not be entitled to any rights of a holder of Common Stock until such Holder (i) has converted its Securities or (ii) becomes entitled to shares required to be distributed pursuant to Section 2.01(g), 3.06(c) or 3.07. The Person in whose name any certificate or certificates evidencing shares of Common Stock, if any, issuable upon conversion and comprising, in whole or in part, the Daily Share Amount in respect of any Trading Day in the relevant Conversion Reference Period shall become, at the Close of Business on such Trading Day, the holder of record of the shares of Common Stock represented thereby. Except as set forth in this Fourth Supplemental Indenture, no payment or adjustment will be made for dividends or distributions declared or made on shares of Common Stock issued upon conversion of a Security prior to the issuance of such shares of Common Stock.

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(e)          Upon conversion of a Security, a Holder shall receive a payment in cash for any accrued and unpaid Interest due on or prior to the most recent Interest Payment Date but will not receive any cash payment representing any accrued and unpaid Interest from the most recent Interest Payment Date through the Conversion Date, subject to the obligations of the Company pursuant to Section 9.06. Instead, accrued and unpaid Interest from the most recent Interest Payment Date through the Conversion Date will be deemed paid by the consideration paid upon conversion. The payment and delivery to the Holder of Common Stock (if any) into which the Holder’s Securities are convertible or cash in lieu of all or a portion thereof, together with any cash payment for fractional shares, will be deemed to satisfy, subject to the obligations of the Company pursuant to Section 9.06, the Company’s obligation to pay the principal amount of the Securities and the Company’s obligation to pay accrued but unpaid Interest attributable to the period from the most recent Interest Payment Date through the Conversion Date. Accrued and unpaid Interest due on or prior to the most recent Interest Payment Date shall be paid in full in cash on or prior to the Conversion Date and any accrued and unpaid Interest from the most recent Interest Payment Date through the Conversion Date shall be deemed to have been paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the foregoing, Holders of Securities surrendered for conversion (in whole or in part) during the period from the Close of Business on any Regular Record Date to the Opening of Business on the next succeeding Interest Payment Date will receive the semiannual Interest payable on such Securities on the corresponding Interest Payment Date notwithstanding the conversion, and such Interest shall be payable on the corresponding Interest Payment Date to the Holder of the Security as of the Close of Business on the Regular Record Date. Upon surrender of any Securities for conversion after the Close of Business on the Regular Record Date, the Securities must also be accompanied by payment by the Holders of the Securities in funds to the Conversion Agent acceptable to the Company of an amount equal to the semiannual Interest payable on such corresponding Interest Payment Date; provided that no payment need be made: (1) if the Company has called the Securities for redemption on a Redemption Date that falls after a Regular Record Date for an Interest Payment Date and on or prior to the related Interest Payment Date; (2) in connection with a conversion following the Regular Record Date preceding the Stated Maturity for the payment of principal of the Securities; (3) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (4) to the extent of any overdue Interest if any such overdue Interest exists at the time of conversion with respect to the Securities. Except as otherwise provided in this Section 9.03(e), no payment or adjustment will be made for any accrued and unpaid Interest on a converted Security. The Company shall not be required to convert any Securities which are surrendered for conversion without payment of Interest as required by this Section 9.03(e).

(f)          The Base Conversion Rate will not be adjusted for accrued and unpaid Interest.

Section 9.04         Adjustments to Base Conversion Rate. The Base Conversion Rate shall be adjusted from time to time as follows:

(a)          If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock to all or substantially all holders of the Common Stock, or if the Company effects a share split or share combination, the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x 0S1
0S0

where

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CR0=	the Base Conversion Rate in effect immediately prior to the Opening of Business on such Ex-Dividend Date of the dividend or distribution, or the Opening of Business on the effective date of such share split or share combination, as applicable;

CR1 =	the new Base Conversion Rate in effect immediately after the Opening of Business on such Ex-Dividend Date or such effective date, as applicable;

0S0=	the number of shares of Common Stock outstanding immediately prior to Opening of Business on such Ex-Dividend Date or such effective date, as applicable; and

0S1 =	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as applicable.

Such adjustment shall become effective immediately following the Opening of Business on (i) the Ex-Dividend Date for the dividend or distribution or (ii) the effective date of the share split or combination, as the case may be. If any dividend or distribution of the type described in this Section 9.04(a) is declared but not so paid or made, the new Base Conversion Rate shall be readjusted to the Base Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Except in the case of a share combination or a reverse split, in no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(a).

(b)          If the Company issues or sells shares of Common Stock (including shares of Common Stock deemed to be issued pursuant to the last paragraph of this Section 9.04(b)) without consideration or at a price per share less than the Base Conversion Price on the Trading Day immediately preceding such issuance or sale, the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	0S0 +X
0S0 + Y

where

CR0 =	the Base Conversion Rate in effect immediately prior to the Opening of Business on the date of such issuance or sale (or deemed issuance);

CR1=	the new Base Conversion Rate in effect immediately after the Opening of Business on the date of such issuance or sale (or deemed issuance);

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Opening of Business on the date of such issuance or sale (or deemed issuance);

X =	the total number of shares of Common Stock issued or sold (or deemed issued) on such date; and

Y =	the number of shares of Common Stock equal to the quotient of (A) the aggregate purchase price of the shares of Common Stock issued or sold (or deemed issued) and (B) the Base Conversion Price on the Trading Day immediately preceding such issuance or sale (or deemed issuance).

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For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to the Opening of Business on the date of such issuance or sale shall be calculated on a fully diluted basis, as if all Convertible Securities having a conversion price that is lower than the price at which the shares of Common Stock were issued or sold had been fully converted into shares of Common Stock and any outstanding Options having an exercise price which is lower than the price at which the shares of Common Stock were issued or sold had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

Any adjustment made pursuant to this Section 9.04(b) shall become effective immediately following the Opening of Business on the date of such issuance or sale. If Section 9.04(a), (c) or (d) applies to any distribution of shares of Common Stock or Convertible Securities or Options, this Section 9.04(b) shall not apply to such distribution. In no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(b).

In the event the Company at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date provided, however, that in any such case in which shares of Common Stock are deemed to be issued no further adjustments to the Base Conversion Rate shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities. The consideration per share received by the Company for shares of Common Stock deemed to have been issued pursuant to this paragraph relating to Options and Convertible Securities shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(c)          If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them to purchase, for a period expiring within 45 days of distribution, shares of Common Stock at a price per share less than the Closing Sale Prices of the Common Stock on the Business Day immediately preceding the declaration date for such distribution, the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 X	0S0 + X
0S0+ Y

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where

CR0=	the Base Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such distribution;

CR1=	the new Base Conversion Rate in effect immediately after the Opening of Business on the Ex-Dividend Date for such distribution;

0S0=	the number of shares of Common Stock outstanding immediately prior to the Opening of Business on the Ex-Dividend Date for such distribution;

X=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the Adjusted Average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Days ending on the Trading Day immediately preceding the date of announcement for the issuance of the rights, options or warrants.

For purposes of this Section 9.04(c), in determining whether any rights, options or warrants entitle the Holders to purchase shares of Common Stock at less than the applicable Closing Sale Price immediately preceding the declaration date for such distribution, and in determining the aggregate exercise or conversion price payable for the shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. If any right, option or warrant described in this Section 9.04(c) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Base Conversion Rate shall be readjusted to the Base Conversion Rate that would then be in effect if the right, option or warrant had not been so issued. Any adjustment made pursuant to this Section 9.04(c) shall become effective immediately following the Opening of Business on the Ex-Dividend Date for the distribution of rights, options or warrants, as applicable. In no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(c).

(d)          If the Company distributes shares of Capital Stock, evidences of its indebtedness or other assets or property of the Company or rights or warrants to acquire Capital Stock of the Company to all or substantially all holders of the Common Stock, excluding:

(ii)         dividends, distributions, share splits or share combinations as to which an adjustment applies under Section 9.04(a) or Section 9.04(c) above;

(iii)        dividends or distributions paid exclusively in cash; and

(iv)        Spin-Offs to which the provisions set forth below in this Section 9.04(d) shall apply;

then the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - FMV

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where

CR0=	the Base Conversion Rate in effect immediately prior to the Opening of Business on the Ex-Dividend Date for such distribution;

CR1=	the new Base Conversion Rate in effect immediately after the Opening of Business on the Ex-Dividend Date for such distribution;

SP0=	the Adjusted Average of the Closing Prices of the Common Stock over the 10 consecutive Trading Days ending on the Business Day immediately preceding the Ex-Dividend Date for such distribution;

FMV=	the Fair Market Value (as determined in good faith by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of Common Stock at the Opening of Business on the Ex-Dividend Date for such distribution.

Such adjustment shall become effective immediately following the Opening of Business on the Ex-Dividend Date for such distribution of the Capital Stock, evidences of indebtedness or other assets or property of the Company or rights or warrants to acquire Capital Stock of the Company.

With respect to an adjustment pursuant to this Section 9.04(d) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where

CR0	= the Base Conversion Rate in effect immediately prior to Close of Business on the last Trading Day of the Valuation Period;

CR1 =	the new Base Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Valuation Period;

FMV0 =	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined for the purposes of the definition of Closing Sale Price as if the Capital Stock or similar equity interest were Common Stock) over the 10 consecutive Trading-Day period beginning on, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0=	the Adjusted Average of the Closing Sale Prices of Common Stock over the Valuation Period.

Such adjustment shall become effective immediately after the Close of Business on the last Trading Day of the Valuation Period; provided that in respect of any Conversion Date occurring during the Valuation Period, references to 10 Trading Days within the portion of this Section 9.04(d) related to Spin-Offs shall be deemed replaced with the lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the relevant Conversion Date in determining the adjustment to the applicable Base Conversion Rate.

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If any such dividend or distribution described in this Section 9.04(d) is declared but not paid or made, the new Base Conversion Rate shall be readjusted to be the Base Conversion Rate that would be in effect if the dividend or distribution had not been declared. In no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(d).

(e)          If the Company pays or makes any dividend or distribution consisting exclusively of cash to all or substantially all holders of Common Stock, the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 - C

where

CR0 =	the Base Conversion Rate in effect immediately prior to Opening on Business on Ex-Dividend Date for such dividend or distribution, as applicable;

CR1 =	the new Base Conversion Rate in effect immediately after the Opening of Business on the Ex-Dividend Date for such dividend or distribution, as applicable;

SP0 =	the Adjusted Average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Days ending on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution as applicable; and

C =	the amount in cash per share of Common Stock that the Company distributes to holders of Common Stock.

Any adjustment to the Base Conversion Rate made pursuant to this Section 9.04(e) shall become effective immediately following the Opening of Business on the Ex-Dividend Date for the dividend or distribution. If any dividend or distribution described in this Section 9.04(e) is declared but not so paid or made, the new Base Conversion Rate shall be readjusted to the Base Conversion Rate that would then be in effect if the dividend or distribution had not been declared. In no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(e),

(f)          If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Adjusted Average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Base Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

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where

CR0=	the Base Conversion Rate in effect at the Close of Business on the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1=	the new Base Conversion Rate in effect at the Opening of Business on the first day following the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

0S0=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

0S1=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in the offer); and

SP1 =	the Adjusted Average of the Closing Sale Prices of Common Stock for the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Base Conversion Rate under this Section 9.04(f) shall become effective immediately following the Opening of Business on first day following the last Trading Day of the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date the tender or exchange offer expires; provided that, in respect of any Conversion Date occurring during the 10 Trading Days following the date that any tender or exchange offer expires, references within this Section 9.04(f) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date in determining the adjustment to the applicable Base Conversion Rate. If the Company or one of its Subsidiaries is obligated to purchase Common Stock pursuant to any tender or exchange offer but are permanently prevented by applicable law from effecting a purchase or all purchases are rescinded, the new Base Conversion Rate shall be readjusted to be the Base Conversion Rate that would be in effect if the tender or exchange offer had not been made. In no event shall the Base Conversion Rate be decreased pursuant to this Section 9.04(f).

(g)          On April 1, 2014, the Base Conversion Rate shall be adjusted to be equal to the higher of (x) the Base Conversion Rate then applicable without giving effect to this Section 9.04(g) and (y) an amount equal to the quotient of (I) $1,000 divided by (II) the amount equal to 90% of the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the 30-day period ending on April 1, 2014 (the “2014 Adjustment Period”).

(h)          On April 1, 2015, the Base Conversion Rate shall be adjusted to be equal to the higher of (x) the Base Conversion Rate then applicable without giving effect to this Section 9.04(h) and (y) an amount equal to the quotient of (I) $1,000 divided by (II) the amount equal to 90% of the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the 30-day period ending on April 1, 2015 (the “2015 Adjustment Period”).

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(i)          Notwithstanding the foregoing provisions of this Section 9.04, no adjustment will be made thereunder, nor shall an adjustment be made to the ability of a Holder to convert, for any distribution described therein if each Holder will otherwise participate in the distribution on the same terms and at the same time as holders of Common Stock, without having to convert its Securities, as if such Holder held a number of shares of Common Stock equal to the Base Conversion Rate in effect on the Ex-Dividend Date or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of the Securities held by such Holder.

(j)          No adjustment to the Base Conversion Rate will be made unless as specifically set forth in this Section 9.04 or Section 9.05.

(k)          Notwithstanding the foregoing, the applicable Base Conversion Rate will not be adjusted upon the following events:

(i)          the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock to employees, officers or directors of the Company as compensation for their services to the Company pursuant to any stock or option plan (a) duly adopted and in effect as of the Issue Date or (b) duly adopted after the Issue Date by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purposes, excluding, in any such case, any such issuances to any Person who is an Affiliate (other than a Person who is an Affiliate solely through his or her status as a director, officer or employee of the Company or one of its Subsidiaries), equity holders, employees, directors or representatives of Thermo or any of Thermo’s Affiliates;

(ii)         the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iii)        a change in the par value of the Common Stock;

(iv)        dividends or distributions accumulated and unpaid as of the Issue Date; or

(v)         the Additional Thermo Equity Investment.

(l)          No adjustment to the Base Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Base Conversion Rate. If the adjustment is not made because the adjustment does not change the Base Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, (i) upon any conversion of Securities (solely with respect to Securities to be converted), (ii) on every one year anniversary from the Issue Date of the Securities and (iii) on the Stated Maturity for the payment of principal of the Securities, the Company will give effect to all adjustments that have been otherwise deferred, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

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(m)          Whenever the Base Conversion Rate is adjusted as herein provided, the Company shall promptly (but in any event within five Business Days after the effective date of such adjustment) file with the Trustee and any Conversion Agent other than the Trustee an Officer’s Certificate setting forth the Base Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee and the Conversion Agent shall have received such Officer’s Certificate, neither the Trustee nor the Conversion Agent shall be deemed to have knowledge of any adjustment of the Base Conversion Rate and may assume that the last Base Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such Officer’s Certificate, the Company shall prepare a notice of such adjustment of the Base Conversion Rate setting forth the adjusted Base Conversion Rate and the date on which such adjustment became effective and shall mail such notice of such adjustment of the Base Conversion Rate to the Holders within 15 Business Days after the date on which the Company is required to deliver such Officer’s Certificate to the Trustee and the Conversion Agent. Notice of the adjustment shall be given to the Holders by the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company and in the form prepared by the Company. If the Company requests the Trustee to give the notice to the Holders in the name of the Company, the Company shall deliver such request to the Trustee at least five Business Days prior to the last date for the giving of Notice of such adjustment to the Holders. Failure to deliver such notice or Officer’s Certificate shall not affect the legality or validity of any such adjustment.

(n)          For purposes of this Section 9.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. If the Company pays any dividend or makes any distribution on, or issues any rights, options or warrants in respect of, shares of Common Stock held in treasury by the Company, the Company shall not issue, transfer or convey such shares of Common Stock in a manner that would have the effect of circumventing the provisions of this Section 9.04.

(o)          In addition to the adjustments described in this Section 9.04, the Company may (i) increase the Base Conversion Rate as the Board of Directors deems advisable to avoid or diminish any income tax to holders of the Company’s Capital Stock resulting from any dividend or distribution of Capital Stock (or rights to acquire Capital Stock) or from any event treated as a dividend or distribution of Capital Stock or rights to acquire Capital Stock for income tax purposes and (ii) from time to time, to the extent permitted by applicable law, increase the Base Conversion Rate by any amount for any period of at least 20 Business Days if the Board of Directors has determined that an increase would be in the Company’s best interests, provided that, no such increase pursuant to this clause (ii) shall be given effect (x) when determining whether shares of Common Stock are issued at a price per share less than the “Base Conversion Price” on a specified Trading Day or (y) for purposes of clause (x) of Sections 9.04(g) or (h). Any increase in the Base Conversion Rate by the Board of Directors shall be subject to the Maximum Conversion Rate. If the Board of Directors makes a determination to increase the Base Conversion Rate, it will be conclusive. The Company shall give Holders of Securities, the Trustee and the Conversion Agent at least 15 days’ notice of an increase in the Base Conversion Rate.

(p)          If any adjustment is made to the Base Conversion Rate pursuant to the provisions of Section 9.04 other than Section 9.04(b), the same proportional adjustment will be made to the Maximum Conversion Rate and the Incremental Share Factor.

Section 9.05         Adjustment to Common Stock Delivered Upon Make Whole Fundamental Change. (a) If a transaction described in clauses (1), (2) or (4) of the definition of Change of Control or a Termination of Trading (in each case determined after giving effect to any exceptions or exclusions to that definition, but without regard to the proviso in clause (2) of the definition of Change of Control, a “Make Whole Fundamental Change”) occurs and a Holder elects to convert its Securities “in connection with” the Make Whole Fundamental Change, the Company shall pay a “Make Whole Premium” by increasing the applicable Base Conversion Rate for the Securities surrendered for conversion by a number of additional shares of Common Stock as provided in Section 9.05(b) (the “Additional Shares”). If a Make Whole Fundamental Change occurs, the Company shall provide a notice (a “Make Whole Fundamental Change Notice”) of the date on which the Make Whole Fundamental Change becomes effective (the “Effective Date”) to the Holders of Securities in the manner specified in Section 1.7 of the Original Indenture and to the Trustee as promptly as practicable following the Effective Date (but in any event, within three Business Days after the Effective Date of any Make Whole Fundamental Change). A conversion of Securities shall be deemed for purposes of this Section 9.05(a) and Section 9.06 and clause (y) of the second paragraph of Schedule B hereto to be “in connection with” the Make Whole Fundamental Change if the notice of conversion is received by the Conversion Agent from, and including, the Effective Date and prior to the Close of Business on the Business Day prior to the related Fundamental Change Purchase Date (or, in the case of an event that would have been a Fundamental Change but for the proviso in clause (2) of the definition of Change of Control, the 30th calendar day immediately following the Effective Date).

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(b)          The number of Additional Shares per $1,000 principal amount of Securities constituting the Make Whole Premium shall be determined by reference to the table attached as Schedule A hereto and shall be based on the Effective Date and the price (the “Stock Price”) paid, or deemed paid, per share of Common Stock in the Make Whole Fundamental Change (subject to adjustment as set forth in clause (c) below). If the holders of Common Stock receive only cash in a Make Whole Fundamental Change, the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the Closing Sale Prices of Common Stock for each of the 10 consecutive Trading Days prior to, but excluding, the relevant Effective Date. The actual Stock Price and Effective Date may not be set forth on the table attached as Schedule A hereto, in which case:

(i)          if the actual Stock Price is between two Stock Prices in such table or the actual Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii)         if the actual Stock Price on the Effective Date exceeds $13.29456 per share of Common Stock (subject to adjustment as set forth in clause (c) below), no Additional Shares will be added to the Base Conversion Rate; and

(iii)        if the actual Stock Price on the Effective Date is less than $0.5517242 per share of Common Stock (subject to adjustment as set forth in clause (c) below), no Additional Shares will be added to the Base Conversion Rate.

Notwithstanding the foregoing, the Base Conversion Rate shall not exceed 10,000 shares of Common Stock per $1,000 principal amount of Securities on account of adjustments pursuant to this Section 9.05, subject to adjustment in the same manner as the Base Conversion Rate set forth in Section 9.04.

(c)          The Stock Prices set forth in the first column of the table in Schedule A hereto will be adjusted as of any date on which the Base Conversion Rate of the Securities is adjusted pursuant to any provision of Section 9.04 other than Section 9.04(b). The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Base Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Base Conversion Rate as so adjusted. The number of Additional Shares set forth in such table will be adjusted in the same manner as the Base Conversion Rate as set forth in the provisions of Section 9.04 other than Section 9.04(b).

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(d)          The above provisions of this Section 9.05 shall similarly apply to successive Make Whole Fundamental Changes.

Section 9.06         Adjustment to Number of Shares of Common Stock Delivered upon Conversion.

(a)          If a Holder elects to convert its Securities (i) on or after the first anniversary of the Issue Date or (ii) prior to the first anniversary of the Issue Date “in connection with” any Make Whole Fundamental Change, in either such case, the Company shall issue to such Holder, in addition to the shares of Common Stock provided for in Section 9.03 and, if applicable, Section 9.05, an additional number of shares of Common Stock for each $1,000 principal amount of Securities being converted equal to (1) the excess, if any, of (x) $240 minus the Interest (other than any Special Interest) paid on such $1,000 principal amount of Securities since the Issue Date divided by (2) the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the 30-day period ending on the date of conversion (the “Interest Make Whole Period”).

(b)          If a Holder elects to convert its Securities on a Special Conversion Date, on such Special Conversion Date, the Company shall deliver, and such Holder shall receive, in lieu of the number of shares of Common Stock or other securities or property which such Holder would be entitled to receive pursuant to this Article IX, an amount determined as specified below (with no amount of Interest being payable in Additional Securities) of cash or Common Stock, at the Company’s election (the Company shall notify the Holders of its election (and of the procedures required for Holders to elect conversion on the applicable Special Conversion Date) on the Business Day immediately prior to the First Special Conversion Pricing Period with respect to the First Special Conversion Pricing Period and on the Business Day immediately prior to the first day of the Second Special Conversion Pricing Period with respect to the Second Conversion Pricing Period) constituting either (x) cash in an amount equal to the principal amount of the Securities to be converted plus any accrued and unpaid Interest to but excluding the applicable Special Conversion Date or (y) a number of shares of Common Stock equal to the principal amount of Securities to be exchanged plus any accrued and unpaid Interest to but excluding the applicable Special Conversion Date divided by the lower of (A) the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the applicable Special Conversion Pricing Period and (B) $0.50 (adjusted as of any date the Base Conversion Rate of the Securities is adjusted pursuant to the provisions of Section 9.04 other than Section 9.04(b) by the same proportional adjustment as the Stock Prices are thereupon adjusted as specified in Section 9.05(c)).

(c)          Section 9.06(b) shall not apply to more than 15% of the aggregate principal amount of Securities owned by any Holder on the applicable Special Conversion Date.

Section 9.07         Fractional Shares. The Company will not issue fractional shares of Common Stock upon conversion of Securities. If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof to the extent permitted hereby) so surrendered. In lieu of any fractional shares of Common Stock, the Company shall pay an amount in cash equal to the applicable fraction of a share multiplied by the Volume Weighted Average Price of the Common Stock on the relevant Trading Day of the applicable Conversion Reference Period corresponding to the Daily Share Amount for such Trading Day, rounded to the nearest whole cent.

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Section 9.08         Notice of Adjustment. Whenever the Base Conversion Rate is adjusted as herein provided, the Company shall promptly (but in any event within five Business Days after the effective date of such adjustment) file with the Trustee and any Conversion Agent other than the Trustee, an Officer’s Certificate setting forth the Base Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee and the Conversion Agent shall have received such Officer’s Certificate, neither the Trustee nor the Conversion Agent shall be deemed to have knowledge of any adjustment of the Base Conversion Rate and may assume that the last Base Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such Officer’s Certificate, the Company shall prepare a notice of such adjustment of the Base Conversion Rate setting forth the adjusted Base Conversion Rate and the date on which such adjustment became effective and shall mail such notice of such adjustment of the Base Conversion Rate to Holders within 15 Business Days after the date on which the Company is required to deliver such Officer’s Certificate to the Trustee and the Conversion Agent. Notice of the adjustment shall be given to the Holders by the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company and in the form prepared by the Company. If the Company requests the Trustee to give the notice to the Holders in the name of the Company, the Company shall deliver such request to the Trustee at least five Business Days prior to the last date for the giving of notice of such adjustment to the Holders. Failure to deliver such notice or Officer’s Certificate shall not affect the legality or validity of any such adjustment.

Section 9.09         Notice of Certain Transactions. In the event that the Company takes any action which would require an adjustment to the Base Conversion Rate, the Company takes any action providing for Holders to participate in a distribution as described in Section 9.04(i), the Company takes any action that requires the execution of a supplemental indenture in accordance with the provisions of Section 9.10 or if there is a dissolution or liquidation of the Company, the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record or effective date, as the case may be. The Company shall mail such notice at least 20 days before such proposed record or effective date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 9.09.

Section 9.10         Effect of Recapitalizations, Reclassifications, and Changes of Common Stock. (a) In the case of the following events (each, a “Business Combination”):

(i)          any recapitalization, reclassification or change of the Common Stock, other than (A) a change in par value, or from par value to no par value, or from no par value to par value, or (B) as a result of a subdivision or a combination of the Common Stock;

(ii)         any consolidation, merger or combination to which the Company is a party;

(iii)        any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries; or

(iv)        any statutory share exchange;

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in each case as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee (without the consent of any of the Holders), in accordance with the provisions of the Indenture, a supplemental indenture (which the Company shall ensure complies, and which shall comply, with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) providing that (x) from and after the effective date of the Business Combination, the settlement of the Conversion Obligation in accordance with the provisions of Section 9.03, the payment of Additional Shares in accordance with the provisions of Section 9.05 and the delivery of Common Stock in accordance with the provisions of Sections 2.01(g), 3.06(c), 3.07 or 9.06, shall be based on, and each Conversion Share, Additional Share or other share of Common Stock deliverable in respect of any such settlement, payment or delivery shall consist of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of Common Stock are entitled to receive in respect of each share of Common Stock upon the Business Combination; and (y) the rights and obligations of the Company (or successor or purchasing Person, as specified below) and the Holders in respect of such stock or other securities or assets shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and Holders in respect of Common Stock hereunder as set forth herein. For purposes of the foregoing, where a Business Combination involves a transaction that causes the Common Stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, the consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in the Business Combination, then such supplemental indenture shall also be executed by such other Person. The Company shall ensure that such supplemental indenture contain, and such supplemental indenture shall contain, such additional provisions to protect the interests of the Holders of the Securities as shall be reasonably necessary by reason of the foregoing, including to the extent practicable the provisions providing for the purchase rights set forth in Article VIII hereof and the rights with respect to delivery of Common Stock set forth in Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06 hereof and provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article IX. The Company shall not become a party to any Business Combination unless its terms are materially consistent with the provisions of this Section 9.10. The above provisions of this Section 9.10 shall similarly apply to successive Business Combinations. None of the provisions of this Section 9.10 shall affect the right of a Holder of Securities to convert its Securities in accordance with the provisions of this Article IX prior to the effective date of a Business Combination. If this Section 9.10 applies to any event or occurrence, Section 9.04 hereof shall not apply.

(b)          In the event the Company shall execute a supplemental indenture pursuant to this Section 9.10, the Company shall file simultaneously with the Trustee (i) an Officer’s Certificate briefly stating the reasons therefor and that all conditions precedent to the transaction described in this Section 9.10 and to the execution and delivery of the supplemental indenture have been complied with and (ii) an Opinion of Counsel to the effect that all such conditions precedent thereto and hereunder have been complied with, and shall promptly mail notice of the execution of such supplemental indenture to all Holders. Failure to mail such notice or any defect therein shall not affect the validity of such transaction and such supplemental indenture.

Section 9.11         Responsibility of Trustee and Conversion Agent. (a) Neither the Trustee nor the Conversion Agent shall have any duty to calculate the Base Conversion Rate or to make any computation or determination in connection therewith or to determine when an adjustment under this Article IX should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the same or the correctness of any such adjustment, and shall be protected in relying upon, an Officer’s Certificate and Opinion of Counsel, including the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 9.08. Neither the Trustee nor the Conversion Agent makes any representation as to the validity or value of any securities or assets issued upon conversion of Securities, and neither the Trustee nor the Conversion Agent shall be responsible for the Company’s failure to comply with any provisions of this Article IX, including, without limitation, whether or not a supplemental indenture is required to be executed.

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(b)          The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 9.10, but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officer’s Certificate and Opinion of Counsel, with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 9.10.

(c)          Neither the Trustee nor any Conversion Agent or any other agent shall be responsible for determining whether any event contemplated by this Article IX has occurred which makes the Securities eligible for conversion until the Company has delivered to the Trustee and any Conversion Agent and each other Agent an Officer’s Certificate stating that such event has occurred, on which Officer’s Certificate the Trustee and any such Conversion Agent and other Agent may conclusively rely, and the Company agrees to deliver such Officer’s Certificate to the Trustee and any such Conversion Agent and each other Agent promptly after the occurrence of any such event.

Section 9.12         Stockholder Rights Plan. To the extent that the Company has a rights plan in effect upon conversion of the Securities into Common Stock, the Holder will receive upon conversion of the Securities in respect of which the Company has elected to deliver, in whole or in part, Common Stock, if applicable, the rights under the rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock, in which case, and only in such case, the Base Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company’s Capital Stock, evidences of indebtedness, other assets or property or rights or warrants to acquire Common Stock as described in Section 9.04(d), subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Section 9.13         Taxes on Conversion. The issue of stock certificates, if any, in respect of shares of Common Stock deliverable on conversion of Securities or pursuant to Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06 shall be made without charge to the converting Holder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of the Holder of any Security converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 9.14         Certain Covenants of the Company. (a) The Company shall, prior to issuance of any Securities hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock or shares of Common Stock held in treasury, a sufficient number of shares of Common Stock, free of preemptive rights, to permit the conversion of all Outstanding Securities and the delivery of Common Stock in accordance with Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06 in accordance with the provisions of this Fourth Supplemental Indenture (such number calculated, solely for purposes of this Section 9.14(a), assuming the Company has elected or will elect to deliver solely shares of Common Stock in respect of the Conversion Obligation and its obligations under Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06.

(b)          All shares of Common Stock delivered upon conversion of the Securities or pursuant to Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06 shall be newly issued shares or treasury shares, shall be duly authorized, validly issued and fully paid and nonassessable and shall be free from preemptive or similar rights and free of any lien or adverse claim.

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(c)          The Company shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon the conversion of Securities or pursuant to Sections 2.01(g), 3.06(c), 3.07, 9.05 and 9.06, if any, and shall cause to have listed or quoted all such shares of Common Stock on NASDAQ, or each United States national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

(d)          Before taking any action which would cause an adjustment increasing the Base Conversion Rate to an amount that would cause the Base Conversion Price to be reduced below the then par value per share of the Common Stock issuable upon conversion of the Securities, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Base Conversion Rate.

Section 9.15         Exercise Limitations; Holder’s Restrictions. Notwithstanding any other provision of this Article IX, a Holder will be entitled to exercise its conversion rights herein to the extent (and only to the extent) that the receipt of shares of Common Stock upon exercise of the conversion right would not cause such Holder (including its Affiliates) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.99% of the shares of the Common Stock outstanding at such time (including any shares of Common Stock otherwise held). Any purported conversion shall be void and have no effect to the extent (but only to the extent) that the delivery of shares of Common Stock upon such conversion would result in such Holder (including its Affiliates) becoming the beneficial owner of more than 9.99% of the shares of Common Stock outstanding at such time (including any shares of Common Stock otherwise held). Notwithstanding anything to the contrary herein, the Holder shall not be entitled, with or without the consent of the Company, to waive the restrictions set forth in this Section 9.15.

Section 9.16         Conversion Agent. The Company hereby appoints U.S. Bank National Association to act as its Conversion Agent under this Fourth Supplemental Indenture. The Conversion Agent’s duties and responsibilities are solely ministerial in nature and shall be exercised at the sole direction of the Company. No provision of the Indenture shall require the Conversion Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Conversion Agent undertakes to perform only such duties as are specifically set forth in this Fourth Supplemental Indenture, and no implied covenants or obligations shall be read into the Indenture or otherwise against the Conversion Agent. In addition:

(a)          The Conversion Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)          Whenever the Conversion Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Conversion Agent may, in the absence of bad faith, negligence or willful misconduct on its part, rely upon an Officer’s Certificate of the Company.

(c)          The Conversion Agent may engage and consult with counsel of its selection and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

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(d)          The Conversion Agent makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, the Securities or any securities into which the Securities may be converted, and shall have no responsibility for the recitals contained herein.

(e)          The Conversion Agent is not a fiduciary of the Holders. This Fourth Supplemental Indenture shall not be deemed to create a fiduciary relationship between the Conversion Agent and the Holders under state or federal law and the Conversion Agent shall not have any fiduciary obligations or duties to any Person in connection with this Fourth Supplemental Indenture or otherwise.

(f)          The Conversion Agent shall have no duty to inquire as to the provisions of any agreement, instrument or document other than this Fourth Supplemental Indenture. The Conversion Agent shall not be held liable for any error in judgment made in good faith by an officer of the Conversion s Agent unless it shall be proved that the Conversion Agent was grossly negligent in ascertaining the pertinent facts.

(g)          Anything in this Fourth Supplemental Indenture to the contrary notwithstanding, in no event shall the Conversion Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Conversion Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)          In each case that the Conversion Agent may or is required hereunder to take an action, the Conversion Action may seek direction from the Company, and the Conversion Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If the Conversion Agent shall request direction, the Conversion Agent shall be entitled to refrain from such action unless and until the Conversion Agent has received direction from the Company, and the Conversion Agent shall not incur liability to any Person by reason of so refraining.

(i)          The Company agrees to pay to or on behalf of the Conversion Agent reasonable compensation as the Company and Conversion Agent shall agree in writing from time to time, and upon the request of the Conversion Agent all reasonable out of pocket expenses, advances and disbursements incurred or to be incurred by the Conversion Agent in connection with the discharge of its duties under this Fourth Supplemental Indenture (including the reasonable compensation and expenses of its agents and counsel). The Company further agrees to indemnify the Conversion Agent and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever that may be imposed on, asserted against or incurred by it under or in connection with this Fourth Supplemental Indenture.

(j)          The Conversion Agent may resign at any time by giving written notice thereof to the Company. The Conversion Agent may be removed at any time by the Company. If the Conversion Agent resigns or is removed, the Company shall appoint a successor Conversion Agent. If no successor Conversion Agent is appointed before the date set forth in the resignation notice, such resignation shall become effective in any case and the Company shall act as the Conversion Agent. The Company shall give notice of each resignation and each removal of a Conversion Agent and each appointment of a successor Conversion Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the Securities Register. Each notice shall include the name and address of the successor Conversion Agent. Each successor Conversion Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Conversion Agent an instrument accepting such appointment and thereupon such successor Conversion Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers and duties of the retiring Conversion Agent.

52

(k)          The agreements set forth in this Section 9.16 shall survive the resignation or removal of the Conversion Agent and the termination or discharge of this Fourth Supplemental Indenture and the Securities.

ARTICLE X.

MISCELLANEOUS

Section 10.01         No Defeasance. The provisions of Article Thirteen of the Original Indenture shall not apply to any Securities issued under this Fourth Supplemental Indenture.

Section 10.02         Notices, Etc. to Trustee and Company. (a) Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

c/o Globalstar, Inc.

300 Holiday Square Boulevard

Covington, Louisiana 70433

Facsimile: 985-335-1900

Attention: Chief Financial Officer

If to the Trustee:

U.S. Bank National Association, as Trustee Corporate Trust
Dept. CN-OH-W6CT

425 Walnut Street

Cincinnati, OH 45202

Facsimile: 513-632-5511

(b)          The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

(c)          All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Section 10.03         Communication by Holders with other Holders. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Fourth Supplemental Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 10.04         Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

53

Section 10.05         Legal Holidays. In addition to and notwithstanding Section 1.14 of the Original Indenture, if any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity for the payment of principal of the Securities or earlier Redemption Date, Fundamental Change Purchase Date or Purchase Date) of any Security falls on a day that is not a Business Day, then (notwithstanding any other provision of the Indenture or of the Securities) such Interest Payment Date shall be postponed to the next succeeding Business Day; provided that, if such Business Day falls in the next succeeding calendar month, the Interest Payment Date will be brought back to the immediately preceding Business Day. If the Stated Maturity for the payment of principal of the Securities, Redemption Date, Fundamental Change Purchase Date or Purchase Date of a Security would fall on a day that is not a Business Day, the required payment of Interest, if any, and principal shall be made on the next succeeding Business Day and no Interest on such payment shall accrue for the period from and after the Stated Maturity for the payment of principal of the Securities, Redemption Date, Fundamental Change Purchase Date or Purchase Date, as the case may be, to the next succeeding Business Day.

Section 10.06         Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.07         Incorporators, Shareholders, Officers and Directors of the Company Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement of or contained in this Fourth Supplemental Indenture or of or contained in the Securities or for any claim based thereon or otherwise in respect thereof, or in the Securities or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, manager or director, as such, past, present or future, of the Company or any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a part of the consideration for, the issue of the Securities.

Section 10.08         Successors and Assigns. All covenants and agreements of the Company in this Fourth Supplemental Indenture and the Securities shall bind its successors and assigns, whether so expressed or not. All covenants and agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 10.09         Multiple Originals. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture.

Section 10.10         Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required or deemed under the Trust Indenture Act to be a part of and govern this Fourth Supplemental Indenture, the latter provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or excluded, as the case may be.

Section 10.11         Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 10.12         Separability Clause. In case any provision in this Fourth Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

54

Section 10.13         Benefits of the Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

Section 10.14         Calculations. Except as otherwise provided herein, the Company will be responsible for making all calculations called for under the Indenture and the Securities. The Company will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the request of such Holder.

Section 10.15         Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and, subject to the second sentence of Section 1.01 hereof, the Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 10.16         Trustee and Conversion Agent. (a) Neither the Trustee nor the Conversion Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

(b)          In acting under this Fourth Supplemental Indenture and the Guaranty Agreement, the Trustee shall have all of the rights, privileges and immunities set forth in the Indenture.

(c)          By accepting the Securities on the Issue Date, the Holders on the Issue Date direct the Trustee to cancel the Company’s 5.75% Senior Convertible Notes due 2028 owned by such Holders on the Issue Date when delivered by such Holders to the Trustee.

[Signature Page Follows]

55

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

GLOBALSTAR, INC.

By:	/s/ James Monroe III
Name: James Monroe III
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Daniel Boyers
Name: Daniel Boyers
Title: Vice President

56

SCHEDULE A

Fundamental Change

	Effective Date Make Whole Premium (Increase in Applicable Base Conversion Rate)
Stock Price on Effective Date	April 20, 2013	April 1, 2014	April 1, 2015	April 1, 2016	April 1, 2017	April 1, 2018
$0.25	562.8518	562.8518	562.8518	562.8518	562.8518	562.8518
0.31	562.8518	487.9803	386.9246	293.3894	220.4613	254.5341
0.37	562.8518	481.5518	385.9855	287.7113	180.6404	3.6481
0.43	481.1620	405.1525	321.2679	230.8999	129.7493	0.0000
0.49	415.4180	349.0952	275.9322	195.7131	107.4857	0.0000
0.70	322.6633	271.2146	214.6312	151.8911	83.4119	0.0000
1.22	139.4775	118.6371	93.9122	66.9324	37.2152	0.0000
1.84	79.5124	66.9791	55.8006	38.6635	21.8248	0.0000
2.45	49.8463	41.5934	33.7274	24.5186	14.1289	0.0000
3.06	31.5853	26.7006	21.6690	16.0444	9.5098	0.0000
4.59	10.5658	8.8889	7.0434	5.0729	3.3614	0.0000
6.12	3.1416	2.2520	1.4293	0.7414	0.4990	0.0000

SCHEDULE B

Fundamental Change Make-Whole Amount

If a Holder elects to require the Company to repurchase Securities for cash upon a Fundamental Change, or the Company effects a redemption pursuant to Section 4.01 during the Fundamental Change Redemption Period with respect to any Fundamental Change, the “Fundamental Change Make-Whole Amount” for the related Fundamental Change Purchase Date or Redemption Date, as applicable, shall be equal to the product of (i) the sum of (a) the number of Additional Shares and (b) the number of Fundamental Change Shares multiplied by (ii) the Base Conversion Price on such Fundamental Change Purchase Date or Redemption Date.

“Fundamental Change Shares” means, with respect to any repurchase or redemption of Securities, a number of shares of Common Stock equal to the product of (i) 12% and (ii) the sum of (x) the number of Conversion Shares required upon conversion of such Securities pursuant to Section 9.03(a) and (y) the number of any Additional Shares required upon conversion of such Securities pursuant to Section 9.05 “in connection with” such Fundamental Change.

EXHIBIT A

Form of Security

EXHIBIT A

[FORM OF FACE OF SECURITY]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO IN THE TERMS OF SECURITIES ATTACHED HERETO.]1

[THIS SECURITY WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL SECURITY UNLESS THE HOLDER OF THIS SECURITY, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD NO SECURITIES.]2

1 Use bracketed language for a Global Security

2Use bracketed language for a Definitive Security

GLOBALSTAR, INC.

8.00% Convertible Senior Notes due 2028

No. [    ]

CUSIP NO.: 378973 AD3

ISIN: US378973AD32

GLOBALSTAR, INC., a company duly incorporated under the laws of the State of Delaware (herein called the "Company," which term includes any successor or resulting Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co. or registered assigns] (1) __________, or registered assigns, the principal sum of [__________________] United States Dollars [, as revised by the Schedule of Increases and Decreases in Global Security attached hereto] (2) on April 1, 2028, and to pay interest thereon from May ____, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing October 1, 2013, at the rate of 8.00% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (regardless of whether a Business Day), as the case may be, next preceding such Interest Payment Date.

Reference is made to the further provisions of this Security set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Security the right to convert this Security into shares of Common Stock and/or cash, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

GLOBALSTAR, INC.

By:
Name:
Title:

(1)         Use bracketed language for a Global Security

(2)         Use bracketed language for a Global Security

A-1

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Securities

referred to in the Indenture

By:
Authorized Officer

A-2

TERMS OF SECURITIES

8.00% Convertible Senior Notes due 2028

This Security is one of a duly authorized issue of senior securities of the Company (herein called the "Securities"), issued under an Indenture dated as of April 15, 2008 (the "Original Indenture"), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by the Fourth Supplemental Indenture dated as of May 20, 2013 (the "Fourth Supplemental Indenture"), between the Company and the Trustee (the Original Indenture, as supplemented by the Fourth Supplemental Indenture, the "Indenture"), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is the general, unsecured, senior obligation of the Company.

1.          Interest. Globalstar, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, being herein called the "Company"), promises to pay interest on the principal amount of this Security at the rate of 8.00% per annum (of which 2.25% per annum shall be payable (other than at the Stated Maturity or upon redemption, discharge or acceleration of this Security or purchase of this Security at the Holder’s option pursuant to Article VIII of the Fourth Supplemental Indenture) in kind by issuance of Additional Securities as “PIK Interest”) until (but excluding) April 1, 2028. In addition to interest at the rate per annum set forth in the immediately preceding sentence, the Company shall pay Special Interest, if applicable, as provided in Section 5.02 of the Fourth Supplemental Indenture. The Company shall pay interest in cash on overdue principal at the rate of 10.00% per annum and it shall pay interest in cash on overdue installments of interest at the same rate to the extent lawful. Any such interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

The Company will pay interest semiannually in arrears on April 1 and October 1 of each year (each, an "Interest Payment Date"), commencing October 1, 2013, to Holders of record on the immediately preceding March 15 and September 15 (whether or not a Business Day) (each, a "Regular Record Date"). Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities or, if no interest has been paid, from May 20, 2013. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.          Method of Payment. By no later than 11:00 a.m. (New York City time) on the date on which any principal of or interest on any Security is due and payable, the Company shall deposit with the Paying Agent money sufficient to pay such principal and (except for PIK Interest) interest and shall have executed and delivered to each Holder in accordance with the Indenture Additional Securities in an aggregate principal amount equal to the integral multiple of $1.00 (or, if securities in the denomination of $1.00 or any integral multiple thereof are not DTC eligible, $1,000 or an integral multiple thereof) equal to or next higher than the amount of all PIK Interest then due to such Holder. The Company will pay principal and interest (other than PIK Interest) in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities represented by a Global Security (including principal and interest (other than PIK Interest)) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. PIK Interest will be paid as specified in the Indenture. The Company will pay principal of Definitive Securities at the office or agency designated by the Company for such purpose. Interest payable in cash on Definitive Securities will be payable (i) to Holders holding an aggregate principal amount of $5.0 million or less, by check mailed to the Holders of these Securities and (ii) to Holders holding an aggregate principal amount of more than $5.0 million, either by check mailed to each Holder or, upon application by a Holder to the Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder's account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.

A-3

If the Base Conversion Rate is adjusted on April 1, 2014 as specified in the Indenture, the Company is required to distribute such amounts of cash or shares of Common Stock, at the Company’s election, as are specified in the Indenture, or if certain events specified in Section 3.06(c) or 3.07 of the Fourth Supplemental Indenture occur, the Company is required to distribute such amounts of shares of Common Stock as are specified in the Indenture, any such distribution not reducing the principal amount of the Securities or being deemed payment of any Interest otherwise accrued or to accrue on the Securities.

3.          Redemption. Subject to certain conditions specified in the Indenture, the Securities will be redeemable upon notice of redemption given by first-class, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date (except as otherwise provided in Section 4.01(b) of the Fourth Supplemental Indenture), to each Holder of Securities to be redeemed, at the Holder's address appearing in the Securities Register, at the option of the Company (with no amount of Interest being payable in Additional Securities) (a) in whole or in part, on December 10, 2013, subject to the terms and conditions of the Indenture, if the Adjusted Average of the Volume Weighted Average Prices of the Common Stock for each Trading Day in the Special Redemption Period is less than $0.20 (adjusted in accordance with the Indenture), at the Special Redemption Price or (b) in whole at any time or in part from time to time, at any time on or after April 1, 2018 at the Regular Redemption Price. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

4.          Sinking Fund. The Securities are not subject to any sinking fund.

5.          Purchase by the Company at the Option of the Holder; Purchase at the Option of the Holder upon a Fundamental Change. Subject to the terms and conditions of the Indenture:

(a)	if a Fundamental Change shall occur at any time, each Holder shall have the right, at such Holder's option during a specified period, to require the Company to purchase all or a portion of the Securities held by such Holder at the Fundamental Change Purchase Price specified in the Indenture; and

(b)	a Holder shall have the right, at such Holder’s option to require the Company to purchase all or a portion of the Securities held by such Holder on each of April 1, 2018 and April 1, 2023 at the Purchase Price specified in the Indenture.

(c)	In the event of a purchase of this Security in part only, a new Security or Securities of this series and of like tenor for the unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

6.          Conversion. Subject to the procedures for conversion and other terms and conditions of the Indenture, a Holder may convert its Securities at its option at any time prior to the Close of Business on the Business Day immediately preceding the Stated Maturity into shares of Common Stock (or, at the option of the Company, cash in lieu of all or a portion thereof).

A-4

The initial Base Conversion Rate is 1,250 shares of Common Stock per $1,000 principal amount of Securities, subject to adjustment as provided in the Indenture. Upon conversion, the Holder shall be entitled to receive shares of Common Stock, cash or a combination thereof, in such amounts and subject to terms and conditions set forth in the Indenture (including, (i) in certain instances specified in the Indenture, such amounts of additional shares not otherwise receivable upon conversion as are specified in the Indenture or (ii) if such Holder elects to convert up to 15% of the principal amount of the Holder’s Securities on a Special Conversion Date, in lieu of shares or other property otherwise receivable, such amounts of cash or shares as are specified in the Indenture). The Company shall pay cash in lieu of fractional shares otherwise issuable upon conversion of the Securities as specified in the Indenture.

A Holder may convert all of, or, if the total principal amount of Securities converted is an authorized denomination, a portion of, its Securities. Except as provided in the Indenture, no payment or adjustment will be made for dividends or distributions declared or made on shares of Common Stock issued upon conversion of a Security prior to the issuance of such shares of Common Stock. In the event of conversion of this Security in part only, a new Security or Securities of this series and of like tenor for the unconverted portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

7.          Denominations; Transfer; Exchange. The Securities are in registered form without coupons in denominations of principal amount of $1.00 and integral multiples thereof (or, if Securities in the denomination of $1.00 or any integral multiple thereof are not DTC eligible, $1,000 and integral multiples thereof). A Holder may transfer or exchange Securities in accordance with the Indenture. This Global Security or portion hereof may not be exchanged for Definitive Securities of this series except in the limited circumstances provided in the Indenture. The holders of beneficial interests in this Global Security will not be entitled to receive physical delivery of Definitive Securities except as described in the Indenture and will not be considered the Holders thereof for any purpose under the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of Securities (i) so selected for redemption or, if a portion of any Security is selected for redemption, the portion thereof selected for redemption; (ii) surrendered for conversion or, if a portion of any Security is surrendered for conversion, the portion thereof surrendered for conversion; or (iii) in certificated form for a period of 15 days prior to mailing a notice of redemption under Article IV of the Fourth Supplemental Indenture and Article Eleven of the Original Indenture.

No service charge shall be made for any such registration of transfer or exchange.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, regardless of whether this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

8.          Persons Deemed Owners. The registered Holder of this Security may be treated as the owner of it for all purposes.

9.          Unclaimed Money. If money for the payment of principal or interest remains unclaimed for one year, the Trustee or Paying Agent shall pay the money back to the Company, subject to applicable abandoned property laws. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.         Amendment, Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, regardless of whether notation of such consent or waiver is made upon this Security.

A-5

In addition, the Indenture permits an amendment of the Indenture or the Securities without the consent of any Holder under certain circumstances specified in the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

11.         Defaults and Remedies. Subject to the following paragraph, if certain Events of Default specified in the Indenture occur and are continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities may declare the principal amount, together with any accrued and unpaid Interest thereon and the Applicable Premium, if any, of all the Securities to be due and payable immediately in cash (with no amount of Interest being payable in Additional Securities), by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, together with any accrued and unpaid Interest thereon and Applicable Premium, if any, shall become immediately due and payable. In addition, certain specified Events of Default will cause the principal amount, together with any accrued and unpaid Interest thereon (with no amount of Interest being payable in Additional Securities) and the Applicable Premium, if any, of all the Securities at the time Outstanding to be due and payable immediately in cash without further action or notice.

If the Company so elects, the sole remedy for an Event of Default relating to the Company's failure to comply with the reporting obligations under Section 3.05(a) of the Fourth Supplemental Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such Event of Default consist exclusively of the right to receive Special Interest on the principal amount of the Securities at an annual rate equal to 0.50% of the principal amount of the Securities.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

12.         Trustee Dealings with the Company. Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

13.         No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in this Security, or for any claim based thereon or otherwise in respect thereof, or in this Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, manager or director, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the Securities and the execution of the Indenture.

A-6

14.         Authentication. This Security shall not be valid until an authorized signatory of the Trustee manually authenticates this Security.

15.         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

16.         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

17.         Governing Law. This Security and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security. Requests may be made to:

Globalstar, Inc.

300 Holiday Square Blvd.

Covington, LA 70433

Attention: Chief Financial Officer

Facsimile: 985-335-1900

A-7

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee's name, address and zip code)

(Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature

Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program, pursuant to SEC Rule I7Ad-15.

Signature:

Signature Guarantee:

(Signature must be guaranteed)	Signature:

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17Ad-15.

FORM OF CONVERSION NOTICE

To: Globalstar, Inc.

The undersigned registered Holder of this Security hereby exercises the option to convert this Security, or portion hereof (which portion must be in an authorized denomination) designated below in accordance with the terms of the Indenture referred to in this Security, and directs that cash, if applicable, and the shares of Common Stock of the Company, if applicable, payable or issuable and deliverable, as the case may be, upon such conversion, and any Securities representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If the shares of Common Stock, if any, due upon conversion or any portion of this Security not converted are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

This notice shall be deemed to be an irrevocable exercise of the option to convert this Security.

Dated:

Signature(s)
☐ This Security (or portion thereof specified below) is to be converted on the Special Conversion Date related to the Special Conversion Pricing Period during which this Notice is delivered to the Company.	The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17Ad-15.

Signature Guarantee

Fill in for registration of shares if to be delivered,
and Securities if to be issued other than to and in
the name of registered holder:

$
(Name)	Principal amount to be converted (if less than all)
$
Principal amount to be converted on Special
Conversion Date (not to exceed 15% of
(Street Address)	principal amount of this Security).

(City state and zip code)	Social Security or Other Taxpayer Number
Please print name and address

FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE

To:	Globalstar, Inc.

The undersigned registered Holder of this Security hereby acknowledges receipt of a notice from Globalstar, Inc. (the “Company”) as to Holder’s option to require the Company to repurchase this Security on a Fundamental Change Purchase Date and requests and instructs the Company to repurchase this Security, or the portion hereof (which portion must be in an authorized denomination) designated below, as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in Section 8.01 of the Fourth Supplemental Indenture referred to in this Security and directs that the check in payment for this Security or the portion thereof and any Securities representing any unrepurchased principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.

[Certificate No.:____________]3

Dated:

Signature(s)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17Ad-15.

Signature Guarantee

Fill in for registration of shares if to be delivered,
and Securities if to be issued other than to and in
the name of registered holder:

$
(Name)	Principal amount to be repurchased (if less than all)

(Street Address)

(City state and zip code)	Social Security or Other Taxpayer Number
Please print name and address

3 Include for Definitive Securities

FORM OF PURCHASE NOTICE

To: Globalstar, Inc.

The undersigned registered Holder of this Security, pursuant to Holder’s option to require the Company to repurchase this Security on a Purchase Date, requests and instructs the Company to repurchase this Security, or the portion hereof (which portion must be in an authorized denomination) designated below, as of the Purchase Date pursuant to the terms and conditions specified in Section 8.02 of the Fourth Supplemental Indenture referred to in this Security and directs that the check in payment for this Security or the portion thereof and any Securities representing any unrepurchased principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.

[Certificate No.:____________]4

Dated:

Signature(s)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program, pursuant to SEC Rule 17Ad-15.

Signature Guarantee

Fill in for registration of shares if to be delivered,
and Securities if to be issued other than to and in
the name of registered holder:

$
(Name)	Principal amount to be repurchased (if less than all)

(Street Address)

(City state and zip code)	Social Security or Other Taxpayer Number
Please print name and address

4 Include for Definitive Securities

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $___________. The following increases or decreases in this Global Security have been made:

Date	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

EXHIBIT B

Form of Guaranty Agreement

EXHIBIT B

GUARANTY AGREEMENT

dated as of _________, 2013

by and among

GLOBALSTAR, INC.,

Certain Subsidiaries of GLOBALSTAR, INC.

as Subsidiary Guarantors,

in favor of

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

1

Section 4.9	Subordination Rights Not Impaired by Acts or Omissions of the Company, the Subsidiary Guarantors or Holders of Senior Debt	18
Section 4.10	Holders Authorize Trustee to Effectuate	18
Section 4.11	Not to Prevent Events of Default	18
Section 4.12	No Waiver of Subordination Provisions	18
Section 4.13	Limitations on Enforcement	18
Section 4.14	Non-competition	19
Section 4.15	Trustee Amounts	19

Annex A – Guarantor Assumption Agreement

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This GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Guaranty"), dated as of ________ __, 2013, is made by GLOBALSTAR, INC. (the "Company"), a Delaware corporation, certain Subsidiaries of the Company (such Subsidiaries, collectively, the "Subsidiary Guarantors," and each, a "Subsidiary Guarantor"), in favor of U.S. BANK NATIONAL ASSOCIATION, as Trustee (in such capacity, the "Trustee") for the ratable benefit of the Holders of the Securities.

STATEMENT OF PURPOSE

WHEREAS, pursuant to the terms of the Indenture dated as of April 15, 2008 between the Company and the Trustee (the "Original Indenture") and the Fourth Supplemental Indenture between the Company and the Trustee dated as of May 20, 2013 (the "Fourth Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), the Company has issued the Securities (as defined in the Fourth Supplemental Indenture) upon the terms and subject to the conditions set forth therein, which terms and conditions provide for the issuance of this Guaranty.

WHEREAS, the Board of Directors, Board of Managers or General Partner, as the case may be, of each Subsidiary Guarantor is satisfied that such Subsidiary Guarantor is entering into this Guaranty for the purposes of its business and that doing so benefits each respective Subsidiary Guarantor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, each Subsidiary Guarantor hereby agrees with the Trustee, for the ratable benefit of the Holders, as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1           Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

"Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of the Company) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term "control" means (a) the power to vote fifty percent (50%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Affiliated Holder" means a Holder that is James Monroe III, Thermo, the Company, a Subsidiary Guarantor, or any of their respective Affiliates.

"Applicable Insolvency Laws" means all applicable laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other "avoidance" provisions of Title 11 of the United States Code, as amended or supplemented).

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"Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

"COFACE Finance Documents" means the "Finance Documents" as such term is defined in the COFACE Facility Agreement.

"COFACE Finance Parties" means the "Finance Parties" as such term is defined in the COFACE Facility Agreement.

"Company" has the meaning set forth in the Preamble of this Guaranty.

"Contribution Share" has the meaning set forth in Section 2.3.

"Excess Payment" has the meaning set forth in Section 2.3.

"Final Discharge Date" means the date on which all of the Senior Debt has been unconditionally and irrevocably paid and discharged in full and none of the COFACE Finance Parties is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to the Company under the COFACE Finance Documents.

"Fourth Supplemental Indenture" has the meaning set forth in the Statement of Purpose of this Guaranty.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guaranteed Obligations" has the meaning set forth in Section 2.1.

"Guaranty" has the meaning set forth in the Preamble of this Guaranty.

"Guaranty Discharge Date" means the date on which all of the Guaranteed Obligations have been unconditionally, irrevocably and indefeasibly paid and discharged in full.

"Indenture" has the meaning set forth in the Statement of Purpose of this Guaranty.

"Insolvency Event" means a situation where any of the following occurs in respect of a Subsidiary Guarantor: (a) the commencement of a voluntary case (or analogous motion) under Applicable Insolvency Laws; (b) a Subsidiary Guarantor's filing of a petition (or analogous motion) seeking to take advantage of Applicable Insolvency Laws; (c) a Subsidiary Guarantor's consent to, or failure to contest, in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (d) any application for or consent to, or failure to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator or of a substantial part of a Subsidiary Guarantor’s property, domestic or foreign; (e) any admission in writing by a Subsidiary Guarantor or the Company of a Subsidiary Guarantor’s inability to pay its debts as they become due; (f) any general assignment for the benefit of creditors; (g) the taking of any corporate action for the purpose of authorizing any of the foregoing; or (h) any suspension or threat to suspend making payment on any of the Company’s debts or, by reason of actual or anticipated financial difficulties, commencement of negotiations with one (1) or more creditors with a view to rescheduling any of the Company’s indebtedness (other than the COFACE Finance Parties in connection with the COFACE Finance Documents).

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"Original Indenture" has the meaning set forth in the Statement of Purpose of this Guaranty.

“Permitted Payment” means (a) prior to the Final Discharge Date, payments made at any time that “Shareholder Distributions” are permitted under Clause 22.6 of the COFACE Facility Agreement, and (b) on or after the Final Discharge Date, any payment.

"Ratable Share" has the meaning set forth in Section 2.3.

"Senior Debt" means all debt, other than any Subordinated Indebtedness, of the Company, whether currently outstanding or hereafter issued, owed to any COFACE Finance Party under or in connection with the COFACE Finance Documents, including any amendment, modification or supplement thereto or refinancing thereof; provided that, other than the COFACE Facility Obligations, any such debt (including as may be amended, modified or supplemented as permitted hereunder) that matures after the Stated Maturity shall not be Senior Debt.

"Subordinated Indebtedness" has the meaning given to such term in the COFACE Facility Agreement, provided that all references to the "Borrower" therein shall be read as referring to the Company.

"Subsidiary Guarantor" has the meaning set forth in the Preamble of this Guaranty.

"Trustee" has the meaning set forth in the Preamble of this Guaranty.

"Unaffiliated Holder" means a Holder that is not an Affiliated Holder.

Section 1.2        Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty, including the preambles and recitals hereof, shall have the meanings ascribed to them in the Indenture. In the event of a conflict between capitalized terms defined herein and in the Indenture, the Indenture shall control. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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ARTICLE II.

GUARANTY

Section 2.1        Guaranty. Each Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, irrevocably and unconditionally guarantees to the Trustee for itself and for the ratable benefit of the Holders, and their respective permitted successors, endorsees, transferees and assigns, irrespective of the validity and enforceability of the Indenture, the Securities or the Obligations of the Company thereunder, the prompt payment in full and performance of all obligations of the Company under the Indenture, the Securities and all related documents, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Company, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Trustee or any Holder or acquired by the Trustee or any Holder through assignment or endorsement or otherwise pursuant to the Indenture or the Securities, whether joint or several, including without limitation all principal, interest, fees, indemnifications, reimbursements, and other liabilities, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including without limitation the Indenture and the Securities, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the "Guaranteed Obligations"); provided, however, that the Guaranteed Obligations shall not include any increased principal or other premiums, unmatured interest, or other additional amount resulting from any “make-whole” or similar provision of the Indenture, including, without limitation, any Applicable Premium or any Fundamental Change Make-Whole Amount, or any additional principal amounts (other than capitalized PIK Interest) advanced after the Issue Date under the Indenture or any supplement thereto.

Section 2.2         Bankruptcy Limitations on Subsidiary Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Subsidiary Guarantor that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Subsidiary Guarantor or its assets, the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a) such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3(a), the amount of such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Subsidiary Guarantor's obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Subsidiary Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Trustee hereunder against such Subsidiary Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and none of such Subsidiary Guarantor, the Company, any other Subsidiary Guarantor or any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 2.3         Agreements for Contribution.

(a)        The Subsidiary Guarantors hereby agree among themselves that, if any Subsidiary Guarantor shall make an Excess Payment (as defined below), such Subsidiary Guarantor shall have a right of contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Subsidiary Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until the Guaranty Discharge Date and shall be subordinate and subject in right of payment to the Senior Debt until the Final Discharge Date, and none of the Subsidiary Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Subsidiary Guarantor until the later to occur of the Guaranty Discharge Date and the Final Discharge Date. For purposes of this Section 2.3(a):

6

(i)        "Excess Payment" shall mean the amount paid by any Subsidiary Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations;

(ii)        "Ratable Share" shall mean, for any Subsidiary Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors hereunder) of the Subsidiary Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Subsidiary Guarantors in respect of any payment of Guaranteed Obligations, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such payment shall be deemed to have been a Subsidiary Guarantor on the date of such payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such payment; and

(iii)        "Contribution Share" shall mean, for any Subsidiary Guarantor in respect of any Excess Payment made by any other Subsidiary Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of the Subsidiary Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Subsidiary Guarantors) of the Subsidiary Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Subsidiary Guarantors in respect of any Excess Payment, any Subsidiary Guarantor that became a Subsidiary Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Subsidiary Guarantor on the date of such Excess Payment and the financial information for such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be utilized for such Subsidiary Guarantor in connection with such Excess Payment.

7

Each of the Subsidiary Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Subsidiary Guarantor may have under Applicable Law against the Company in respect of any payment of Guaranteed Obligations.

(b)        No Subrogation. Notwithstanding any payment or payments by any of the Subsidiary Guarantors hereunder, or any set-off or application of funds of any of the Subsidiary Guarantors by the Trustee or any Holder, or the receipt of any amounts by the Trustee or any Holder with respect to any of the Guaranteed Obligations, none of the Subsidiary Guarantors shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or the other Subsidiary Guarantors nor shall any of the Subsidiary Guarantors seek any reimbursement from the Company or any of the other Subsidiary Guarantors in respect of payments made by such Subsidiary Guarantor in connection with the Guaranteed Obligations, until the Guaranty Discharge Date. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time prior to the Guaranty Discharge Date, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Trustee, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Indenture.

Section 2.4        Nature of Guaranty.

(a)        Each Subsidiary Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of and unaffected by:

(i)        the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Indenture or any other agreement, document or instrument to which the Company or any Subsidiary Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii)       the absence of any action to enforce this Guaranty, the Indenture, or the waiver or consent by the Trustee or any Holder with respect to any of the provisions of this Guaranty or the Indenture;

(iii)       any structural change in, restructuring of or other similar change of the Company, any Subsidiary Guarantor or any of their respective Subsidiaries; or

(iv)       any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being agreed by each Subsidiary Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged except as under the terms of Section 2.10 and Section 3.10 of this Guaranty.

(b)        Each Subsidiary Guarantor hereby represents, warrants and agrees that the Guaranteed Obligations and any other obligations hereunder are not, and agrees that its obligations under this Guaranty shall not be, subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Trustee, the Holders or the Company whether now existing or which may arise in the future.

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(c)        Each Subsidiary Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Company and any of the Subsidiary Guarantors, on the one hand, and the Trustee and any Holder, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

Section 2.5         Waivers. To the extent permitted by law, each Subsidiary Guarantor expressly waives the benefit of all provisions of Applicable Law which are or might be in conflict with this Guaranty and all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a)        any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Trustee or any Holder to proceed in respect of the Guaranteed Obligations against the Company or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Subsidiary Guarantor;

(b)        any defense based upon the failure of the Trustee or any Holder to commence an action in respect of the Guaranteed Obligations against the Company, such Subsidiary Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c)        any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Subsidiary Guarantor of its obligations under, or the enforcement by the Trustee or the Holders of this Guaranty;

(d)        any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the Indenture) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by Applicable Laws, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and

(e)        any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Trustee or any Holder upon, or acceptance of, this Guaranty.

Each Subsidiary Guarantor agrees that any notice or directive given at any time to the Trustee or any Holder which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Trustee or such Holder, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Trustee has specifically agreed otherwise in writing.

Section 2.6        Modification of Indenture, etc. Neither the Trustee nor any Holder shall incur any liability to any Subsidiary Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Subsidiary Guarantor under this Guaranty:

9

(a)        any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b)        any action under or in respect of the Indenture in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c)        any amendment to, or modification of, in any manner whatsoever, the Indenture;

(d)        any extension or waiver of the time for performance by any Subsidiary Guarantor, any other guarantor, the Company, or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Indenture, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)        the release of anyone who may be liable in any manner for the payment of any amounts owed by any Subsidiary Guarantor, any other guarantor or the Company to the Trustee or any Holder;

(f)        any modification or termination of the terms of any agreement pursuant to which claims of other creditors of any Subsidiary Guarantor, any other guarantor or the Company are subordinated to the claims of the Trustee or any Holder; or

(g)        any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by any Subsidiary Guarantor, any other guarantor or the Company to the Trustee or any Holder in such manner as the Trustee or any such Holder shall determine in its reasonable discretion.

Section 2.7         Demand by the Trustee. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Subsidiary Guarantors shall, upon demand in writing therefor by the Trustee to the Subsidiary Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable, subject to Article IV hereof.

Section 2.8         Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Unaffiliated Holders of a majority of the aggregate principal amount of Outstanding Securities then held by the Unaffiliated Holders, the Trustee may, or upon the request of such Unaffiliated Holders, the Trustee shall, enforce against the Subsidiary Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Trustee hereunder, under the Indenture or otherwise, subject to Article IV hereof. For purposes of determining whether the Trustee shall be protected in relying upon any consent, request or direction of the Holders, only Securities which the Trustee knows are owned by Affiliated Holders shall be disregarded.

Section 2.9         Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Trustee and the Holders and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Company, the Trustee and the Holders, the obligations of the Company under the Indenture. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Trustee or any Holder to any Person or Persons as permitted under the Indenture, any reference to a "Trustee" or "Holder" herein shall be deemed to refer equally to such Person or Persons.

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Section 2.10         Termination; Reinstatement.

(a)        Subject to clause (c) below, this Guaranty shall remain in full force and effect until the Guaranty Discharge Date.

(b)        No payment made by the Company, any Subsidiary Guarantor, or any other Person received or collected by the Trustee or any Holder from the Company, any Subsidiary Guarantor, or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors or any payment received or collected from such Subsidiary Guarantor in respect of the obligations of the Subsidiary Guarantors), remain liable for the obligations of the Subsidiary Guarantors up to the maximum liability of such Subsidiary Guarantor hereunder until the Guaranty Discharge Date.

(c)        Each Subsidiary Guarantor agrees that, if any payment made by the Company or any other Person applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, then, to the extent of such payment or repayment, each Subsidiary Guarantor's liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Subsidiary Guarantor in respect of the amount of such payment.

Section 2.11        Payments. Any payments by the Subsidiary Guarantors shall be made to the Trustee, to be credited and applied to the Guaranteed Obligations in accordance with the Indenture, in immediately available funds to an account designated by the Trustee or at any other address that may be specified in writing from time to time by the Trustee.

Section 2.12        Exclusions of Affiliated Holders. Notwithstanding any other provision of this Guaranty (including, without limitation, Section 2.1), no provision in this Guaranty has or shall have any effect upon, or inure to the benefit of: (i) any Affiliated Holder; or (ii) any successor, endorsee, transferee or assign of an Unaffiliated Holder that is itself an Affiliated Holder.

ARTICLE III.

MISCELLANEOUS

Section 3.1        Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 10.02 of the Fourth Supplemental Indenture; provided that notices and communications to the Subsidiary Guarantors shall be directed to the Subsidiary Guarantors, at the address of the Company set forth in Section 10.02 of the Fourth Supplemental Indenture.

Section 3.2        Amendments, Waivers and Consents. None of the terms, covenants, agreements or conditions of this Guaranty may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Article VII of the Fourth Supplemental Indenture.

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Section 3.3        Governing Law; Service of Process.

(a)        Governing Law. This Guaranty shall be governed by and construed in accordance with the law of the State of New York, United States. All judicial proceedings brought against any party with respect to this Guaranty may be brought in any state or federal court of competent jurisdiction in the County of New York, State of New York and by execution and delivery of this Guaranty, the Company and each Subsidiary Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Guaranty subject, however, to rights of appeal.

(b)        Service of Process. The Company and each Subsidiary Guarantor irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Fourth Supplemental Indenture. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party hereto to bring proceedings against any other party in the courts of any other jurisdiction.

(c)        Waiver of Jury Trial. Company and each SUBSIDIARY guArantor HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. THE COMPANY AND EACH SUBSIDIARY GUARANTOR WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(d)        Appointment of the Company as Agent for the Subsidiary Guarantors. Each Subsidiary Guarantor hereby irrevocably appoints and authorizes the Company to act as its agent for service of process and notices required to be delivered under this Guaranty or the Indenture, it being understood and agreed that receipt by the Company of any summons, notice or other similar item shall be deemed effective receipt by each Subsidiary Guarantor and its Subsidiaries.

Section 3.4        Waiver by Course of Conduct, Cumulative Remedies. Neither the Trustee nor any Holder shall by any act, delay, indulgence, omission or otherwise (except by a written instrument pursuant to Section 3.2) be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Trustee or any Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Applicable Law.

Section 3.5        Successors and Assigns. The provisions of this Guaranty shall be binding upon the successors and assigns of each and shall inure to the benefit of each Subsidiary Guarantor (and shall bind all Persons who become bound as a Subsidiary Guarantor under this Guaranty) and the Trustee and their respective successors and assigns.

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Section 3.6        Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.

Section 3.7        Severability of Provisions. If any provision in this Guaranty shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.8        Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty or any document or instrument delivered in connection herewith by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Guaranty or such other document or instrument, as applicable.

Section 3.9        Integration. This Guaranty, together with the Indenture, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Guaranty and the Indenture, the provisions of the Indenture shall control.

Section 3.10       General Release. On the Guaranty Discharge Date, this Guaranty and all obligations (other than those expressly stated to survive such termination) of the Trustee and each Subsidiary Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

Section 3.11       Release of Subsidiary Guarantors. If all the capital stock or other equity interests of one or more Subsidiary Guarantors is sold or otherwise disposed of (except to the Company or its Affiliates) or liquidated in compliance with the requirements of the Indenture and the proceeds of such sale, disposition or liquidation are applied as permitted or required by the terms of the Indenture, such Subsidiary Guarantor shall, upon consummation of such sale or other disposition, be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Subsidiary Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the equity interests of any Subsidiary Guarantor shall be deemed to be a sale of such Subsidiary Guarantor for purposes of this Section 3.11).

Section 3.12       All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Trustee and any Persons designated by the Trustee or any Holder pursuant to any provisions of this Guaranty or the Indenture shall be deemed coupled with an interest and shall be irrevocable at all times prior to the Guaranty Discharge Date or so long as the Indenture has not been terminated.

Section 3.13       Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guaranty pursuant to Section 3.06 of the Fourth Supplemental Indenture shall become a Subsidiary Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a Guarantor Assumption Agreement in the form of Annex A hereto.

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Section 3.14        Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Guaranty or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors. In acting under this Guaranty, the Trustee shall have all the rights, powers and immunities provided in the Indenture.

ARTICLE IV.

SUBORDINATION OF GUARANTEED OBLIGATIONS

Section 4.1        Guaranty Subordinated to Senior Debt. The Company and each Subsidiary Guarantor covenants and agrees and each Holder, by its acceptance of a Security, likewise covenants and agrees that this Guaranty and the other obligations of the Subsidiary Guarantors hereunder shall be subject to the provisions of this Article IV; and each Person holding any Security, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all payments in respect of this Guaranty, shall, to the extent and in the manner set forth in this Article IV, the Indenture and this Guaranty be subordinated in right and time of payment to the prior indefeasible payment in full, in cash, of all existing and future Senior Debt. Each Subsidiary Guarantor accepts and agrees that its rights arising by reason of the performance of its obligations under this Guaranty (including, but not limited to, any rights it may have to indemnity by the Company or to claim any contribution from any other Subsidiary Guarantor), shall, to the extent and in the manner set forth in this Article IV, the Indenture and this Guaranty, be subordinated in right and time of payment to the prior indefeasible payment in full, in cash, of all existing and future Senior Debt.

Section 4.2        No Payment on Guaranteed Obligations in Certain Circumstances. No Subsidiary Guarantor shall cause or permit to be made any direct or indirect payment on any amounts payable on or in relation to this Guaranty, upon acceleration of the Securities or otherwise, unless (a) such payment is a Permitted Payment or (b) the Final Discharge Date has occurred. No Subsidiary Guarantor shall make or cause or permit to be made any direct or indirect payment of any amounts payable in relation to this Guaranty, upon acceleration of the Securities or otherwise, unless such payment is a Permitted Payment.

Section 4.3        Payment over of Proceeds upon Dissolution, Etc.

(a)        Upon any payment or distribution of assets or securities of any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of such Subsidiary Guarantor, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Debt (including all interest accruing subsequent to the filing of a petition in bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed (or allowable) claim under applicable law) shall first be indefeasibly paid in full, in cash, before the Holders, the Trustee on their behalf or any Subsidiary Guarantor shall be entitled to receive any payment in relation to this Guaranty or any distribution with respect to this Guaranty of any cash, property or securities. Before any payment may be made by or on behalf of any Subsidiary Guarantor in relation to this Guaranty to the Holders, the Trustee on their behalf or any Subsidiary Guarantor, in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders, the Trustee on their behalf or any Subsidiary Guarantor would be entitled, but for the provisions of this Article IV, shall be made by the Company, a Subsidiary Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders, the Trustee or any Subsidiary Guarantor if received by them or it, directly to the COFACE Agent for the benefit of the holders of Senior Debt, to the extent necessary to pay all such Senior Debt in full, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

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(b)        To the extent any payment of Senior Debt (whether by or on behalf of any Subsidiary Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee or other similar Person from the holders of the Senior Debt, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Debt is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Debt for all purposes hereof as if such declaration, invalidity or setting aside had not occurred. The Holders and the Trustee agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Guaranty, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over to the COFACE Agent for the benefit of the holders of the Senior Debt.

(c)        If, notwithstanding the provision in clause (a) above prohibiting such payment or distribution, any payment or distribution of assets of any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, shall be received by the Trustee, any Holder or any Subsidiary Guarantor at a time when such payment or distribution is prohibited by clause (a) above and before all obligations in respect of Senior Debt are indefeasibly paid in full, in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the COFACE Agent for the benefit of the holders of Senior Debt, for application to the payment of all such Senior Debt remaining unpaid, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

(d)        For purposes of this Section 4.3, the words "cash, property or securities" shall not be deemed to include (so long as the effect of this clause is not to cause any rights of the Holders, the Trustee and the Subsidiary Guarantors in respect of this Guaranty to be treated in any case or proceeding or similar event described in this Section 4.3 as part of the same class of claims as the Senior Debt or any class of claims pari passu with, or senior to the Senior Debt) any payment or distribution of securities of any Subsidiary Guarantor or any other Person provided for by a plan of reorganization or readjustment that are subordinated, at least to the extent that any rights of the Holders, the Trustee and the Subsidiary Guarantors in respect to this Guaranty are subordinated, to the payment of all Senior Debt then outstanding; provided that (i) if a new Person results from such reorganization or readjustment, such Person assumes the Senior Debt and (ii) the rights of the holders of the Senior Debt are not, without the consent of the COFACE Agent, altered by such reorganization or readjustment. The consolidation of any Subsidiary Guarantor with, or the merger of any Subsidiary Guarantor with or into, another Person or the liquidation or dissolution of any Subsidiary Guarantor following the sale, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets to another Person upon the terms and conditions provided in Section 8.1 of the Original Indenture or Section 3.11 of this Guaranty shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section 4.3 if such other Person shall, as a part of such consolidation, merger, sale, conveyance, transfer, lease or other disposition, comply (to the extent required) with the conditions stated in the Section 8.1 of the Original Indenture and Section 3.11 of this Guaranty, as applicable.

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Section 4.4        Payment Over of Other Proceeds.

(a)        If at any time prior to the Final Discharge Date, the Trustee, any Holder or any Subsidiary Guarantor receives or recovers:

(i)        any payment or distribution of, or on account of or in relation to, this Guaranty which is not a Permitted Payment;

(ii)       any amount by way of set-off in respect of this Guaranty; or

(iii)      any distribution in cash or in kind made of the assets of a Subsidiary Guarantor as a result of the occurrence of an Insolvency Event;

the Trustee, such Holder or that Subsidiary Guarantor (as the case may be) shall hold that amount in trust for the COFACE Agent and inform the COFACE Agent and as soon as reasonably practicable (and in any event, within five (5) Business Days) pay that amount or an amount equal to that receipt or recovery to the COFACE Agent, to be held in trust by the COFACE Agent for application in accordance with the terms of the COFACE Finance Documents.

(b)        If any Subsidiary Guarantor receives or recovers any sum which, under the terms of any of the COFACE Finance Documents, should have been paid to the COFACE Agent, such Subsidiary Guarantor shall hold that amount in trust for the COFACE Agent and promptly pay that amount to the COFACE Agent, or, if this trust cannot be given effect to, such Subsidiary Guarantor will promptly pay an amount equal to that receipt or recovery to the COFACE Agent for application in accordance with the terms of the COFACE Finance Documents.

Section 4.5        Subrogation.

(a)        Upon the Final Discharge Date, the Holders, the Trustee and the Subsidiary Guarantors shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of any Subsidiary Guarantor made on such Senior Debt until the principal of, premium, if any, and interest on the Securities and any other Guaranteed Obligations shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of any cash, property or securities to which the Holders, the Trustee on their behalf or any Subsidiary Guarantor would be entitled except for the provisions of this Article IV, and no payment pursuant to the provisions of this Article IV to the holders of Senior Debt by the Holders or the Trustee on their behalf shall, as between the Company, the Subsidiary Guarantors, their respective creditors other than holders of Senior Debt, the Holders and the Trustee on their behalf be deemed to be a payment by such Subsidiary Guarantor to or on account of the Senior Debt. It is understood that the provisions of this Article IV are intended solely for the purpose of defining the relative rights of the Holders, the Trustee on their behalf and Subsidiary Guarantors on the one hand, and the holders of the Senior Debt, on the other hand.

(b)        If any payment or distribution to which the Holders, the Trustee on their behalf or any Subsidiary Guarantor would otherwise have been entitled but for the provisions of this Article IV shall have been applied, pursuant to the provisions of this Article IV, to the payment of all amounts payable under Senior Debt, then, and in such case, the Holders, the Trustee on their behalf or any Subsidiary Guarantor (as the case may be) shall be entitled to receive from the holders of such Senior Debt any payments or distributions received by such holders of Senior Debt in excess of the amount required to make indefeasible payment in full, in cash, of such Senior Debt of such holders.

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Section 4.6        Guaranty Obligations Unconditional. Nothing contained in this Article IV or elsewhere in this Guaranty is intended to or shall impair, as among the Company, the Subsidiary Guarantors and the Holders, (i) the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of, premium, if any, and interest on the Securities and to the Holders and the Trustee all other Guaranteed Obligations, as and when the same shall become due and payable in accordance with their terms, or (ii) the obligations of the Subsidiary Guarantors to the Company under this Guaranty, (iii) the obligations of the Company to the Subsidiary Guarantors under this Guaranty or (iv) the obligations of the Subsidiary Guarantors to the Holders and the Trustee under this Guaranty, or is intended to or shall affect the relative rights of the Holders and creditors of the Company and the Subsidiary Guarantors other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Holders, the Trustee on their behalf or the Subsidiary Guarantors from exercising all remedies otherwise permitted by applicable law upon default under this Guaranty, subject to the rights of the holders of the Senior Debt pursuant to Section 4.13 hereof, and otherwise pursuant to this Article IV.

Section 4.7        Notice to Trustee. Each Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to such Subsidiary Guarantor that would prohibit the making of any payment to or by the Trustee in respect of this Guaranty pursuant to the provisions of this Article IV. The Trustee shall not be charged with the knowledge of the existence of any default or event of default with respect to any Senior Debt or of any other facts that would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing at its Corporate Trust Office to that effect signed by an Officer of such Subsidiary Guarantor, or by a holder of Senior Debt or trustee or agent thereof; and prior to the receipt of any such written notice, the Trustee shall, subject to Article VI of the Original Indenture, be entitled to assume that no such facts exist; provided that, if the Trustee shall not have received the notice provided for in this Section 4.7 at least two Business Days prior to the date upon which, by the terms of the Indenture, any monies shall become payable for any purpose, then, notwithstanding anything herein to the contrary, the Trustee shall have full power and authority to receive any monies from such Subsidiary Guarantor and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary that may be received by it on or after such prior date. Nothing contained in this Section 4.7 shall limit the right of the holders of Senior Debt to recover payments as contemplated by this Article IV. The foregoing shall not apply if the Paying Agent is the Company. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Senior Debt (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior Debt or a trustee or representative on behalf of any such holder.

Section 4.8        Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities referred to in this Article IV, the Trustee, the Holders and the Subsidiary Guarantors shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding up, liquidation or reorganization proceedings are pending, or upon a notice of the receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, delivered to the Trustee, to the Holders or to the Subsidiary Guarantors (as the case may be) for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other debt of the Company and the Subsidiary Guarantors, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IV.

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Section 4.9        Subordination Rights Not Impaired by Acts or Omissions of the Company, the Subsidiary Guarantors or Holders of Senior Debt. No right of any present or future holders of any Senior Debt to enforce subordination as provided in this Article IV will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company or any Subsidiary Guarantor with the terms of the Indenture or this Guaranty, regardless of any knowledge thereof that any such holder may have or otherwise be charged with. The provisions of this Article IV are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Debt.

Section 4.10        Holders Authorize Trustee to Effectuate. Each Holder, by its acceptance of any Securities, authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article IV and this Guaranty and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding up, liquidation or reorganization of any Subsidiary Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise), the filing of a claim for the unpaid balance of the Guaranteed Obligations in the form required in those proceedings, subject to the provisions of Section 5.4 of the Original Indenture.

Section 4.11        Not to Prevent Events of Default. The failure to make a payment on account of this Guaranty by reason of any provision of this Article IV will not be construed as preventing the occurrence of an Event of Default.

Section 4.12        No Waiver of Subordination Provisions. The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee, the Holders or the Subsidiary Guarantors, without incurring responsibility to the Holders or the Subsidiary Guarantors and without impairing or releasing the subordination provided in this Article IV or the obligations hereunder of the Holders or the Subsidiary Guarantors to the holders of Senior Debt, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (c) release any Person liable in any manner for the collection of Senior Debt; and (d) exercise or refrain from exercising any rights against the Company, any Subsidiary Guarantor and any other Person.

Section 4.13        Limitations on Enforcement. Until the Final Discharge Date, no Subsidiary Guarantor shall, and notwithstanding anything to the contrary contained in Article V of the Fourth Supplemental Indenture or Article Five of the Original Indenture, until the Final Discharge Date, no Holder shall or shall cause the Trustee to, and each Holder hereby instructs and directs the Trustee not to:

(a)        seek direct or indirect recovery, payment or repayment of, or permit direct or indirect payment or repayment of amounts payable by the Subsidiary Guarantors in respect of this Guaranty, provided that payment of a Permitted Payment is not prohibited by this Section 4.13;

(b)        demand, sue for (or participate in any suit for) or accept from any Subsidiary Guarantor any payment in respect of this Guaranty (other than a Permitted Payment) or take any other action to enforce its rights or to exercise any remedies in respect of this Guaranty (whether upon the occurrence or during the occurrence of an Event of Default or otherwise) unless requested to do so by the COFACE Agent;

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(c)        assign, transfer or otherwise dispose of or make demand for or accept, receive or permit to subsist any lien on the assets of any Subsidiary Guarantor or any rights which it may have against any Subsidiary Guarantor pursuant to this Guaranty to or in favor of any Person;

(d)        file or join in any petition to commence any winding-up proceedings or an order seeking reorganization or liquidation of any Subsidiary Guarantor, or take any other action for the winding-up, dissolution or administration of any Subsidiary Guarantor or take, or agree to, any other action which could or might lead to the bankruptcy, insolvency or similar process of any Subsidiary Guarantor unless requested to do so by the COFACE Agent;

(e)        claim, rank or prove as a creditor of any Subsidiary Guarantor in competition with any COFACE Finance Party in connection with the obligations of Subsidiary Guarantors under this Guaranty; and/or

(f)        otherwise exercise or pursue any remedy in respect of any rights arising in connection with or under this Guaranty.

Section 4.14        Non-competition. Until the Final Discharge Date, none of the Company, any Subsidiary Guarantor, the Trustee on behalf of any Holder or any Holder will by virtue of any payment or performance by it under this Guaranty:

(a)        be subrogated to any rights, security or moneys held, received or receivable by any COFACE Finance Party (or the COFACE Agent or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity;

(b)        claim, rank, prove or vote as a creditor of any Subsidiary Guarantor or its estate in competition with any COFACE Finance Party (or the COFACE Agent or any trustee or agent on its behalf);

(c)        receive, claim or have the benefit of any payment, distribution or security from or on account of any Subsidiary Guarantor (but without prejudice to any right to the benefit of any Permitted Payments); or

(d)        initiate, prosecute, or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection, or priority of this Guaranty or any liens on the assets of the Subsidiary Guarantors securing the Senior Debt

Section 4.15        Filing of Claims Upon an Insolvency Event. Without limiting the rights, if any, of the Trustee, on behalf of each Holder, and of each Holder against the Company under the Indenture and applicable law, after the occurrence of an Insolvency Event and prior to the payment in full of all obligations under the COFACE Facility Agreement, the Trustee, on behalf of each Holder, each Holder, the Company and each Subsidiary Guarantor irrevocably authorizes, empowers and appoints the COFACE Agent to take any of the following actions, in accordance with the terms of the Indenture and this Guaranty (provided that the COFACE Agent shall have no obligation to take any such actions):

(a)        enforce, sue or prove for any claim for payment on or in relation to this Guaranty or payment by execution or otherwise or institute any creditor's process whether before or after judgment, or any equivalent or like process in any jurisdiction;

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(b)        in respect of this Guaranty, take, or permit to be taken, any action or step, or petition, apply or vote for, initiate or support any step (including the appointment of any liquidator, receiver, administrator or similar officer), to commence or continue any proceedings against any Subsidiary Guarantor or in relation to the bankruptcy, insolvency, winding-up, liquidation, receivership, administration, reorganization, dissolution or similar proceedings of a Subsidiary Guarantor or any suspension of payments or moratorium of any indebtedness of a Subsidiary Guarantor, or any analogous procedure or step in any jurisdiction;

(c)        commence or join any legal or arbitration action or proceedings against any Subsidiary Guarantor to recover in respect of this Guaranty;

(d)        make any demand against any Subsidiary Guarantor in relation to any guaranty, indemnity or other assurance against loss in respect of the Securities;

(e)        exercise any right of set-off against any Subsidiary Guarantor in respect of this Guaranty;

(f)        enter into any composition, assignment or arrangement with any Subsidiary Guarantor in order to effect or protect its rights under this Guaranty;

(g)        collect and receive all distributions on, or on account of, this Guaranty (it being understood that any such distributions shall be applied to obligations under the COFACE Facility Agreement and not the Guaranteed Obligations); or

(h)        otherwise exercise or pursue any remedy and do all other things the COFACE Agent considers reasonably necessary in respect of any rights arising in connection with this Guaranty.

For the avoidance of doubt, nothing in this Section 4.15 shall in any way impact or diminish any claim assertable against the Company on account of the Indenture or the Securities.

Section 4.16        Trustee Amounts. Nothing in this Article IV shall subordinate any part of the Guaranteed Obligations payable to the Trustee for its fees, expenses or indemnification or for any other amounts due under Section 6.7 of the Original Indenture.

Section 4.17        Trustee’s Relation to Senior Debt. (a) The Trustee and any Paying Agent shall be entitled to all the rights set forth in this Article IV with respect to any Senior Debt that may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Debt and nothing in this Guaranty shall deprive the Trustee or any Paying Agent of any of its rights as such holder.

(b)        With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article IV, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Guaranty against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Securities or to the Company or to any other Person cash, property or securities to which any holders of Senior Debt shall be entitled by virtue of this Article IV or otherwise.

4.18        Trust Monies Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article Four of the Original Indenture by the Trustee for the payment of principal of, premium, if any, and interest on the Securities shall not be subordinated to the prior payment of any Senior Debt (provided that, if such payment was made by a Subsidiary Guarantor under this Guaranty, then at the time deposited, such deposit constituted a Permitted Payment), and none of the Holders shall be obligated to pay over any such amount to any holder of Senior Debt.

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IN WITNESS WHEREOF, the Company and each of the Subsidiary Guarantors has executed and delivered this Guaranty by its duly authorized officers, all as of the day and year first above written.

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Globalstar, Inc.	GSSI, LLC
By:	By:
/s/ James Monroe III	/s/
Name: James Monroe III	Name: Anthony J. Navarra
Title: Chief Executive Officer	Title: President

Globalstar C, LLC	Globalstar USA, LLC
By:	By:
/s/ Anthony J. Navarra	/s/ Anthony J. Navarra
Name: Anthony J. Navarra	Name: Anthony J. Navarra
Title: President	Title: President

Globalstar Leasing LLC	Spot LLC

By:	By:
/s/ Anthony J. Navarra	/s/ Anthony J. Navarra
Name: Anthony J. Navarra	Name: Anthony J. Navarra
Title: President	Title: President

ATSS Canada, Inc.	Globalstar Brazil Holdings, L.P.
By:	By:
/s/ Anthony J. Navarra	/s/ Anthony J. Navarra
Name: Anthony J. Navarra	Name: Anthony J. Navarra
Title: President	Title: President

Globalstar Security Services, LLC	GUSA Licensee LLC
By:	By:
/s/ Anthony J. Navarra	/s/ Anthony J. Navarra
Name: Anthony J. Navarra	Name: Anthony J. Navarra
Title: President	Title: President

Globalstar Licensee LLC

By:
/s/ Anthony J. Navarra
Name: Anthony J. Navarra
Title: President

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Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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ANNEX A

GUARANTOR ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of ____________, 20[ ] made by _________________________ , a                                          (the "Additional Guarantor"), in favor of U.S. Bank National Association, as Trustee (the "Trustee") for the ratable benefit of the Holders of the Securities issued under the Indenture referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Indenture.

WITNESSETH:

WHEREAS, Globalstar, Inc., a Delaware corporation (the "Company"), has entered into an Indenture dated as of April 15, 2008 between the Company and the Trustee (the "Original Indenture") and the Fourth Supplemental Indenture between the Company and the Trustee dated as of May 20, 2013 (the "Fourth Supplemental Indenture" and, together with the Original Indenture, the "Indenture");

WHEREAS, in connection with Indenture, the Company and certain of its Subsidiaries (other than the Additional Guarantor) have entered into the Guaranty Agreement, dated as of ________ __, 2013 (as amended, supplemented or otherwise modified from time to time, the "Guaranty Agreement") in favor of the Trustee for the ratable benefit of the Holders of the Securities issued under the Indenture;

WHEREAS, the Indenture requires the Additional Guarantor to become a party to the Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1.        Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.13 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Subsidiary Guarantor thereunder with the same force and effect as if originally named therein as a Subsidiary Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Subsidiary Guarantor thereunder.

2.        Governing Law. This Assumption Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]
By:
Name:
Title:

[Guaranty Agreement — Globalstar, Inc.]

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